              As filed with the Securities and Exchange Commission
                                on March 8, 2001

                           Registration No. 333-22809
                     =======================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 7
                                       TO
                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            TIAA REAL ESTATE ACCOUNT
                            ------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    New York
                                    --------
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                (Not Applicable)
                                ----------------
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                (Not Applicable)
                                ----------------
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

            c/o Teachers Insurance and Annuity Association of America
                                730 Third Avenue
                          New York, New York 10017-3206
                                 (212) 490-9000
                                ----------------
               (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               Lisa Snow, Esquire
              Teachers Insurance and Annuity Association of America
                                730 Third Avenue
                          New York, New York 10017-3206
                                 (212) 490-9000
                                ----------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                            Steven B. Boehm, Esquire
                         Sutherland Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004-2415

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of the registration statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE
REGISTRATION STATEMENT FOR THE SAME OFFERING:                        [ ] _______

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING:                                               [ ] _______

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
PLEASE CHECK THE FOLLOWING BOX:                                      [ ] _______

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO AND CONSTITUTES A POST-EFFECTIVE AMENDMENT TO SECURITIES ACT REGISTRATION STATEMENTS 33-92990 AND 333-13477.

                                   MAY 1, 2001










             TIAA Real Estate Account

             PROSPECTUS
                       A VARIABLE ANNUITY OFFERED THROUGH
                       INDIVIDUAL, GROUP AND TAX DEFERRED
                       ANNUITY CONTRACTS











                               TIAA [LOGO]

                     ABOUT THE REAL ESTATE ACCOUNT AND TIAA

     The TIAA Real Estate Account was established in February 1995 as a separate account of Teachers Insurance and Annuity Association of America (TIAA). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching. Its home office is at 730 Third Avenue, New York, NY 10017-3206 and its telephone number is (212) 490-9000. In addition to issuing variable annuities, whose returns depend upon the performance of certain specified investments, TIAA also offers traditional fixed annuities.

     With its 50 years in the real estate business and interests in properties located across the U.S., TIAA is one of the nation's largest and most experienced investors in mortgages and real estate equity interests. As of December 31, 2000, TIAA's general account had a mortgage and real property portfolio of approximately $38 billion.


    TIAA is the companion organization of the College Retirement Equities Fund
(CREF), the first company in the United States to issue a variable annuity. Together, TIAA and CREF form the principal retirement system for the nation's education and research communities and one of the largest pension systems in the U.S., based on assets under management. TIAA-CREF serves approximately 2.3 million people at over 11,000 institutions. As of December 31, 2000, TIAA's assets were approximately $114.3 billion; the combined assets for TIAA and CREF totalled approximately $275.6 billion.













THE REAL ESTATE ACCOUNT OFFERED BY THIS PROSPECTUS IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE IT IS LEGAL TO DO SO. NO PERSON MAY MAKE ANY REPRESENTATION TO YOU OR GIVE YOU ANY INFORMATION ABOUT THE OFFERING THAT IS NOT IN THE PROSPECTUS. IF ANYONE PROVIDES YOU WITH INFORMATION ABOUT THE OFFERING THAT IS NOT IN THE PROSPECTUS, YOU SHOULDN'T RELY ON IT.

TIAA REAL ESTATE ACCOUNT

A TAX-DEFERRED VARIABLE ANNUITY OPTION
OFFERED BY
TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA (TIAA)

May 1, 2001

     This prospectus tells you about the TIAA Real Estate Account, an investment option offered through individual and group variable annuity contracts issued by TIAA. Please read it carefully before investing and keep it for future reference.

     The Real Estate Account invests primarily in real estate and real estate-related investments. TIAA, one of the largest and most experienced mortgage and real estate investors in the nation, manages the Account's assets.

     The value of your investment in the Real Estate Account will go up or down depending on how the Account performs and you could lose money. The Account's performance depends mainly on the value of the Account's real estate and other real estate-related investments, and the income generated by those investments. The Account's returns could go down if, for example, real estate values or rental and occupancy rates decrease due to general economic conditions or a weak market for real estate generally. Property operating costs and government regulations, such as zoning or environmental laws, could also affect a property's profitability. TIAA does not guarantee the investment performance of the Account, and you bear the entire investment risk. FOR A DETAILED DISCUSSION OF THE SPECIFIC RISKS OF INVESTING IN THE ACCOUNT, SEE "RISKS," PAGE 9.

     We take deductions daily from the Account's net assets for the Account's operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and for providing a liquidity guarantee. The current estimated annual expense deductions from Account's net assets total [0.620%].

     The Real Estate Account is designed as an option for retirement and tax-deferred savings plans for employees of colleges, universities, and other educational and research institutions. TIAA offers the Real Estate Account under the following annuity contracts:

     -    RA and GRAs (Retirement and Group Retirement Annuities)
     -    SRAs (Supplemental Retirement Annuities)
     -    GSRAs (Group Supplemental Retirement Annuities)
     -    Classic and Roth IRAs (Individual Retirement Annuities)
     -    GAs (Group Annuities)
     -    Keoghs

THE SECURITIES AND EXCHANGE COMMISSION (SEC) HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THE INFORMATION IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THE REAL ESTATE ACCOUNT IS NOT A BANK DEPOSIT AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

TABLE OF CONTENTS

          THE ACCOUNT'S INVESTMENT OBJECTIVE AND STRATEGY

          ABOUT THE ACCOUNT'S INVESTMENTS--IN GENERAL

          GENERAL INVESTMENT AND OPERATING POLICIES

          RISKS

          ESTABLISHING AND MANAGING THE ACCOUNT--THE ROLE OF TIAA

          DESCRIPTION OF PROPERTIES

          SELECTED FINANCIAL DATA

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF ACCOUNT'S FINANCIAL CONDITION AND OPERATING RESULTS

          VALUING THE ACCOUNT'S ASSETS

          EXPENSE DEDUCTIONS

          THE CONTRACTS

          HOW TO TRANSFER AND WITHDRAW YOUR MONEY

          RECEIVING ANNUITY INCOME

          DEATH BENEFITS

          TAXES

          GENERAL MATTERS

          DISTRIBUTOR

          STATE REGULATION

          LEGAL MATTERS

          EXPERTS

          ADDITIONAL INFORMATION

          FINANCIAL STATEMENTS

          INDEX TO FINANCIAL STATEMENTS

          APPENDIX A--MANAGEMENT OF TIAA

          APPENDIX B--GLOSSARY

THE ACCOUNT'S INVESTMENT OBJECTIVE AND STRATEGY


     INVESTMENT OBJECTIVE: The Real Estate Account seeks favorable long term returns primarily through rental income and appreciation of real estate investments owned by the Account. The Account also will invest in publicly-traded securities and other investments that are easily converted to cash to make redemptions, purchase or improve properties or cover other expenses.

     INVESTMENT STRATEGY: The Account seeks to invest between 70 percent to 95 percent of its assets directly in real estate or real estate-related investments. The Account's principal strategy is to purchase direct ownership interests in income-producing real estate, such as office, industrial, retail, and multi-family residential properties. The Account can also invest in other real estate or real estate- related investments, through joint ventures, real estate partnerships or real estate investment trusts (REITs). To a limited extent, the Account can also invest in conventional mortgage loans, participating mortgage loans, common or preferred stock of companies whose operations involve real estate (I.E., that primarily own or manage real estate), and collateralized mortgage obligations (CMOs).

     The Account will invest the remaining portion of its assets in government and corporate debt securities, money market instruments and other cash equivalents, and, at times, stock of companies that don't primarily own or manage real estate. In some circumstances, the Account can increase the portion of its assets invested in debt securities or money market instruments. This could happen if the Account receives a large inflow of money in a short period of time, there is a lack of attractive real estate investments available on the market, or the Account anticipates a need to have more cash available.

     The amount the Account invests in real estate and real estate-related investments at a given time will vary depending on market conditions and real estate prospects, among other factors. On December 31, 2000, the Account had
86.3 percent of its portfolio invested in real estate and real estate-related investments (including REITs).

ABOUT THE ACCOUNT'S INVESTMENTS--IN GENERAL


DIRECT INVESTMENTS IN REAL ESTATE

     DIRECT PURCHASE: The Account will generally buy direct ownership interests in existing or newly constructed income-producing properties, including office, industrial, retail, and multi-family residential properties. The Account will invest mainly in established properties with existing rent and expense schedules or in newly-constructed properties with predictable cash flows or in which a seller agrees to provide certain minimum income levels. On occasion the Account might invest in real estate development projects.

     PURCHASE-LEASEBACK TRANSACTIONS: The Account can enter into purchase-leaseback transactions (leasebacks) in which it typically will buy land and income-producing improvements on the land (such as buildings), and simultaneously lease the land and improvements to a third party (the lessee). Leasebacks are generally for very long terms. Usually, the lessee is responsible for operating the property and paying all operating costs, including taxes and mortgage debt. The Account can also give the lessee an option to buy the land and improvements.

     In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In those cases, the Account will often seek to share (or "participate") in any increase in property value from building improvements or in the lessee's revenues from the building above a base amount. The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements (e.g., first mortgages); in that case, the leaseback interest will be subject to greater risks.

INVESTMENTS IN MORTGAGES

     GENERAL: The Account can originate or acquire interests in mortgage loans, generally on the same types of properties it might otherwise buy. These mortgage loans may pay fixed or variable interest rates or have "participating" features (as described below). Normally the Account's mortgage loans will be secured by properties that have income-producing potential. They usually will not be insured or guaranteed by the U.S. government, its agencies or anyone else. They usually will be non- recourse, which means they won't be the borrower's personal obligations. Most will be first mortgage loans on existing income-producing property, with first-priority liens on the property. These loans may be amortized, or may provide for interest-only payments, with a balloon payment at maturity.

     PARTICIPATING MORTGAGE LOANS: The Account may make mortgage loans which permit the Account to share (have a "participation") in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, usually calculated as a percentage of the revenues the borrower receives from operating, selling or refinancing the property. The Account may also have an option to buy an interest in the property securing the participating loan.

     MANAGING MORTGAGE LOAN INVESTMENTS: TIAA can manage the Account's mortgage loans in a variety of ways, including:

     -    renegotiating and restructuring the terms of a mortgage loan
     -    extending the maturity of any mortgage loan made by the Account
     -    consenting to a sale of the property subject to a mortgage loan
     - financing the purchase of a property by making a new mortgage loan in connection with the sale
     -    selling them, or portions of them, before maturity

OTHER REAL ESTATE-RELATED INVESTMENTS

     REAL ESTATE INVESTMENT TRUSTS: The Account may invest in real estate investment trusts (REITs), publicly-owned entities that lease, manage, acquire, hold mortgages on, and develop real estate. Normally the Account will buy the common or preferred stock of a REIT, although at times it may purchase REIT debt securities. REITs seek to optimize share value and increase cash flows by acquiring and developing new projects, upgrading existing properties or renegotiating existing arrangements to increase rental rates and occupancy levels. REITs must distribute 95% of their net earnings to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. The value of a particular REIT can be affected by such factors as its need for cash flow, the skill of its management team, and defaults by its lessees or borrowers.

     STOCK OF COMPANIES INVOLVED IN REAL ESTATE ACTIVITIES: The Account can invest in common or preferred stock of companies whose business involves real estate. These stocks may be listed on U.S. or foreign stock exchanges or traded over-the-counter in the U.S. or abroad.

     COLLATERALIZED MORTGAGE OBLIGATIONS: The Account can invest in collateralized mortgage obligations (CMOs) that are fully collateralized by a portfolio of mortgages or mortgage-related securities. CMO issuers distribute principal and interest payments on the mortgages to CMO holders according to the distribution schedules of each CMO. CMO interest rates can be fixed or variable. Some classes of CMOs may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular CMO may be different than for other mortgage-related securities. CMOs may also be harder to sell than other securities.

NON-REAL ESTATE-RELATED INVESTMENTS

     The  Account can also invest in:
     -    U.S. government or government agency securities
     - Corporate debt or asset-backed securities of U.S. or foreign entities, or debt securities of foreign governments or multi-national organizations, but only if they're investment-grade and rated in the top four categories by a nationally recognized rating organization (or, if not rated, deemed by TIAA to be of equal quality)
     - Money market instruments and other cash equivalents. These will usually be high-quality short-term debt instruments, including U.S. government or government agency securities, commercial paper, certificates of deposit, bankers' acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities.
     - Common or preferred stock of U.S. or foreign companies that aren't involved in real estate, to a limited extent

FOREIGN REAL ESTATE AND OTHER FOREIGN INVESTMENTS

     The Account may invest in foreign real estate or real estate-related investments. It might also invest in securities or other instruments of foreign government or private issuers. While the percentage will vary, we expect that foreign investments will be no more than 25 percent of the Account's portfolio. Depending on investment opportunities, the Account's foreign investments could at times be concentrated in one or two foreign countries. We will consider the special risks involved in foreign investing before investing in foreign real estate and won't invest unless our standards are met.


GENERAL INVESTMENT AND OPERATING POLICIES

STANDARDS FOR REAL ESTATE INVESTMENTS

     GENERAL CRITERIA FOR BUYING REAL ESTATE OR MAKING MORTGAGE LOANS: Before the Account purchases real estate or makes a mortgage loan, TIAA will consider such factors as:

     -    the location, condition, and use of the underlying property
     -    its operating history, its future income-producing capacity
     - the quality, operating experience, and creditworthiness of the borrower.

     TIAA will analyze the fair market value of the underlying real estate, taking into account the property's operating cash flow (based on the historical and projected levels of rental and occupancy rates, and expenses), as well as the general economic conditions in the area where the property is located.

     DIVERSIFICATION: We haven't placed percentage limitations on the type and location of properties that the Account can buy. However, the Account seeks to diversify its investments by type of property and geographic location. How much the Account diversifies will depend upon whether suitable investments are available and how much the Account has available to invest.

     SPECIAL CRITERIA FOR MAKING MORTGAGE LOANS: Ordinarily, the Account will only make a mortgage loan if the loan, when added to any existing debt, will not exceed 85 percent of the


7
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appraised value of the mortgaged property when the loan is made, unless the
Account is compensated for taking additional risk.

     SELLING REAL ESTATE INVESTMENTS: The Account doesn't intend to buy and sell its real estate investments simply to make short-term profits. But the Account may sell investments if market conditions are favorable or to raise cash. The Account will reinvest any sale proceeds that it doesn't need to pay operating expenses or to meet redemption requests (E.G., cash withdrawals or transfers).

OTHER REAL ESTATE-RELATED POLICIES

     APPRAISALS: The Account will rely on TIAA's own analysis to appraise a property when it first buys it. After that, normally the Account's properties and participating mortgage loans will be appraised or valued once a year by an independent state-certified appraiser who is a member of a professional appraisal organization. While the Account usually won't receive an independent appraisal before it buys real estate, it will get an independent appraisal when it makes mortgage loans.

     BORROWING: Usually, the Account won't borrow money to purchase real estate. However, to meet short-term cash needs, the Account may obtain a line of credit whose terms require that the Account secure a loan with one or more of its properties. On a limited basis, the Account may place a mortgage on an Account property held by a subsidiary for tax planning or other purposes.

     JOINT INVESTMENTS: The Account can hold property jointly through general or limited partnerships, joint ventures, leaseholds, tenancies-in-common, or other legal arrangements. However, the Account will not hold real property jointly with TIAA or its affiliates.

     DISCRETION TO EVICT OR FORECLOSE: TIAA may, in its discretion, evict defaulting tenants or foreclose on defaulting borrowers to maintain the value of an investment, when it decides that it's in the Account's best interests.

     PROPERTY MANAGEMENT AND LEASING SERVICES: The Account usually will hire a local management company to perform the day-to-day management services for the Account's properties, including supervising any on-site personnel, negotiating maintenance and service contracts, and providing advice on major repairs and capital improvements. The local manager will also recommend changes in rent schedules and create marketing and advertising programs to attain and maintain good occupancy rates by responsible tenants. The Account may also hire leasing companies to perform or coordinate leasing and marketing services to fill any vacancies. The fees paid to the local management company, along with any leasing commissions and expenses, will reduce the Account's cash flow from a property.


8
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     INSURANCE: We will try to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account's real property and properties securing mortgage loans or subject to purchase-leaseback transactions.

OTHER POLICIES

     LIQUID ASSETS: At times, a significant percentage of the Account may be invested in liquid assets (which may or may not be real estate-related) while we look for suitable real property investments. The Account can temporarily increase the percentage of its liquid assets under some circumstances, including the rapid inflow of participants' funds, lack of suitable real estate investments, or a need for greater liquidity.

     INVESTMENT COMPANY ACT OF 1940: We intend to operate the Account so that it will not have to register as an "investment company" under the Investment Company Act of 1940 (the 1940 Act). This will require monitoring the Account's portfolio so that it won't have more than 40 percent of total assets, other than U.S. government securities and cash items, in investment securities. As a result, the Account may be unable to make some potentially profitable investments.

     CHANGING OPERATING POLICIES OR WINDING DOWN: TIAA can decide to change the operating policies of the Account or wind it down. If the Account is wound down, you may need to transfer your accumulations or annuity income to TIAA's traditional annuity or any CREF account available under your employer's plan. If you don't tell us where to transfer your accumulations or annuity income, we'll automatically transfer them to the CREF Money Market Account. You will be notified in advance if we decide to change a significant policy or wind down the Account.

RISKS

     THE VALUE OF YOUR INVESTMENT IN THE ACCOUNT WILL GO UP AND DOWN BASED ON THE VALUE OF THE ACCOUNT'S ASSETS AND THE INCOME THE ASSETS GENERATE. The Account's assets and income (particularly its real estate assets and rental income) can be affected by many factors, and you should consider the specific risks presented below before investing in the Account.

RISKS OF REAL ESTATE INVESTING

     GENERAL RISKS OF OWNING REAL PROPERTY: The Account will be subject to the risks inherent in owning real property, including:

     - The Account's property values or rental and occupancy rates could go down due to general economic conditions, a weak market for real estate generally, changing supply and demand for certain types of properties, and natural disasters or man-made events.


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     -    A property may be unable to attract and retain tenants, which means that rental income would decline.
     - The Account could lose revenue if tenants don't pay rent, or if the Account is forced to terminate a lease for nonpayment. Any disputes with tenants could also involve costly litigation.
     - A property's profitability could go down if operating costs, such as property taxes, utilities, maintenance and insurance costs, go up in relation to gross rental income, or the property needs unanticipated repairs and renovations.

     GENERAL RISKS OF SELLING REAL ESTATE INVESTMENTS: Among the risks of selling real estate investments are:

     - The sale price of an Account property might differ from its estimated or appraised value, leading to losses or reduced profits to the Account.
     - Because of the nature of real estate, the Account might not be able to sell a property at a particular time for its full value, particularly in a poor market. This might make it difficult to raise cash quickly and also could lead to Account losses.
     - The Account may need to provide financing if no cash buyers are available.

     REGULATORY RISKS: Government regulation, including zoning laws, property taxes, fiscal, environmental or other government policies, could operate or change in a way that hurts the Account and its properties. For example, regulations could raise the cost of owning and maintaining properties or make it harder to sell, rent, finance, or refinance properties due to the increased costs associated with regulatory compliance.

     ENVIRONMENTAL RISKS: The Account may be liable for damage to the environment caused by hazardous substances used or found on its properties. Under various environmental regulations, the Account may also be liable, as a current or previous property owner or mortgagee, for the cost of removing or cleaning-up hazardous substances found on a property, even if it didn't know of and wasn't responsible for the hazardous substances. If any hazardous substances are present or the Account doesn't properly clean up any hazardous substances, or if the Account fails to comply with regulations requiring it to actively monitor the business activities on its premises, the Account may have difficulty selling or renting a property or be liable for monetary penalties. The cost of any required clean-up and the Account's potential liability for environmental damage to a single real estate investment could exceed the value of the Account's investment in a property, the property's value, or in an extreme case, a significant portion of the Account's assets.

     CASUALTY LOSSES: Certain catastrophic losses (e.g., from earthquakes, wars, nuclear accidents, floods, or environmental or industrial hazards or accidents) are uninsurable or so expensive to insure against that it doesn't make sense to buy insurance for them. If a disaster that we haven't insured against occurs, the Account could lose both its original investment and any future profits from the property affected. In addition, some leases may permit a tenant to


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terminate its obligations in certain situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant's space is vacant.

     RISKS OF DEVELOPING REAL ESTATE OR BUYING RECENTLY-CONSTRUCTED PROPERTIES::
If the Account chooses to develop a property or buys a recently-constructed property, it may face the following risks:
     - If developing real estate, there may be delays or unexpected increases in the cost of property development and construction due to strikes, bad weather, material shortages, increases in material and labor costs, or other events.
     - Because external factors may have changed from when the project was originally conceived (e.g., slower growth in local economy, higher interest rates, or overbuilding in the area), the property, if purchased when unleased, may not operate at the income and expense levels first projected or may not be developed in the way originally planned.
     - The seller or other party may not be able to carry out any agreement to provide certain minimum levels of income, or that agreement could expire, which could reduce operating income and lower returns.

     RISKS OF JOINT OWNERSHIP: Investing in joint venture partnerships or other forms of joint property ownership may involve special risks.
     - The co-venturer may have interests or goals inconsistent with those of the Account.
     - If a co-venturer doesn't follow the Account's instructions or adhere to the Account's policies, the jointly-owned properties, and consequently the Account, might be exposed to greater liabilities than expected.
     - A co-venturer can make it harder for the Account to transfer its property interest, particularly if the co-venturer has the right to decide whether and when to sell the property.
     -    The co-venturer may become insolvent or bankrupt.

     RISKS WITH PURCHASE-LEASEBACK TRANSACTIONS: The major risk of purchase-leaseback transactions is that the third party lessee will not be able to make required payments to the Account. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.

APPRAISAL RISKS

     Real estate appraisals are only estimates of property values based on a professional's opinion and may not be accurate predictors of the amount the Account would actually receive if


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it sold a property. If an appraisal is too high, the Account's value could go down upon reappraisal or if the property is sold for a lower price than the appraisal. If appraisals are too low, those who redeem prior to an adjustment to the valuation or a property sale will have received less than the true value of the Account's assets.

RISKS OF MORTGAGE LOAN INVESTMENTS

     GENERAL RISKS OF MORTGAGE LOANS. The Account will be subject to the risks inherent in making mortgage loans, including:
     - The borrower may default, requiring that the Account foreclose on the underlying property to protect the value of its mortgage loan. Since its mortgage loans are usually non- recourse, the Account must rely solely on the value of a property for its security. The larger the mortgage loan compared to the value of the property securing it, the greater the loan's risk. Upon default, the Account may not be able to sell the property for its estimated or appraised value. Also, certain liens on the property, such as mechanic's or tax liens, may have priority over the Account's security interest.
     - The borrower may not be able to make a lump sum principal payment due under a mortgage loan at the end of the loan term, unless it can refinance the mortgage loan with another lender.
     - If interest rates are volatile during the loan period, the Account's variable-rate mortgage loans could have lower yields.

     PREPAYMENT RISKS. The Account's mortgage loan investments will usually be subject to the risk that the borrower repays the loan early. Prepayments can change the Account's return because we may be unable to reinvest the proceeds at as high an interest rate as the original mortgage loan rate.

     INTEREST LIMITATIONS. The interest rate we charge on mortgage loans may inadvertently violate state usury laws that limit rates, if, for example, state law changes during the loan term. If this happens, we could incur penalties or may not be able to enforce payment of the loan.

     RISKS OF PARTICIPATIONS. Participating mortgages are subject to the following additional risks:
     - The participation element might generate insufficient returns to make up for the higher interest rate the loan would have obtained without the participation feature.
     - In very limited circumstances, a court could possibly characterize the Account's participation interest as a partnership or joint venture with the borrower and the Account could lose the priority of its security interest, or be liable for the borrower's debts.

RISKS OF REIT INVESTMENTS

     REITs are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying property owned by the trust, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities, they may be exposed to market risk--price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates.

RISKS OF LIQUID INVESTMENTS

     The Account's investments in securities and other liquid investments may be subject to:
     - FINANCIAL RISK--for debt securities, the possibility that the issuer won't be able to pay principal and interest when due, and for common or preferred stock, the possibility that the issuer's current earnings will fall or that its overall financial soundness will decline, reducing the security's value.
     - MARKET RISK--price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates.
     - INTEREST RATE VOLATILITY, which may affect current income from an investment.

RISKS OF FOREIGN INVESTMENTS

     Foreign investments present the following special risks:
     - Foreign real estate markets may have different liquidity and volatility attributes than U.S. markets.
     - The value of foreign investments or rental income can go up or down from changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments, and foreign regulations.
     - The Account may (but is not required to) seek to hedge its exposure to changes in currency rates, which could involve extra costs. Hedging might not be successful.
     - It may be more difficult to obtain and collect a judgment on foreign investments than on domestic ones.

RISK OF UNSPECIFIED INVESTMENTS

     You won't have the opportunity to evaluate the economic merit of a property purchase before the Account completes the purchase, so you will need to rely solely on TIAA's judgment and ability to select investments consistent with the Account's investment objective and policies.

ESTABLISHING AND MANAGING THE ACCOUNT - THE ROLE OF TIAA

ESTABLISHING THE ACCOUNT

     TIAA's Board of Trustees established the Real Estate Account as a separate account of TIAA under New York law on February 22, 1995. The Account is regulated by the State of New York Insurance Department (NYID) and the insurance departments of some other jurisdictions in which the annuity contracts are offered. Although TIAA owns the assets of the Real Estate Account, and the Account's obligations are obligations of TIAA, the Account's income, investment gains, and investment losses are credited to or charged against the assets of the Account without regard to TIAA's other income, gains, or losses. Under New York insurance law, we can't charge the Account with liabilities incurred by any other TIAA business activities or any other TIAA separate account.

MANAGING THE ACCOUNT

     TIAA employees, under the direction and control of TIAA's Board of Trustees and its Investment Committee, manage the investment of the Account's assets, following investment management procedures TIAA adopted for the Account. TIAA's investment management responsibilities include:
     - identifying, recommending and purchasing appropriate real estate-related and other investments
     - providing all portfolio accounting, custodial, and related services for the Account
     - arranging for others to provide certain advisory or other management services to the Account's joint ventures or other investments

     TIAA provides all services to the Account at cost. For more about the charge for investment management services, see "Expense Deductions" page __.

     You don't have the right to vote for TIAA Trustees directly. See "Voting Rights" page __. For information about the Trustees and principal executive officers of TIAA, see Appendix A to this prospectus.

     TIAA'S ERISA FIDUCIARY STATUS. To the extent that assets of a plan subject to ERISA are allocated to the Account, TIAA will be acting as an "investment manager" and a fiduciary under ERISA with respect to those assets.

LIQUIDITY GUARANTEE

     TIAA provides the Account with a liquidity guarantee -- TIAA ensures that the Account has funds available to meet participant transfer or cash withdrawal requests. If the Account can't fund participant requests from the Account, TIAA's general account will fund them by purchasing Account accumulation units (liquidity units). TIAA guarantees that you can redeem your accumulation units at their then current daily net asset value. Of course, you can make a cash withdrawal only if allowed by the terms of your plan. The Account pays TIAA for the liquidity guarantee through a daily deduction from net assets. See "Expense Deductions," page __.

     An independent fiduciary (described below) monitors the Account to ensure that TIAA does not own too much of the Account and may require TIAA to redeem some of its liquidity units, particularly when the Account has uninvested cash or liquid investments available. The independent fiduciary may also propose properties for the Account to sell so that TIAA can redeem liquidity units. TIAA does not currently own liquidity units.

CONFLICTS OF INTEREST

     TIAA does not accept acquisition or placement fees for the services it provides to the Account. However, TIAA employees who manage the Account's investments may also manage TIAA's general account investments. It may therefore at times face various conflicts of interest

     For example, TIAA's general account may sometimes compete with the Real Estate Account in the purchase or sale of investments. A special TIAA Allocation Committee will seek to resolve any conflict by determining which account has cash available to make the purchase, the effect the purchase or sale will have on the diversification of each account's portfolio, the estimated future cash flow of the portfolios with regard to both purchases or sales, and other relevant legal or investment policy factors. If this analysis does not clearly determine which account should participate in a transaction, a rotation system will be used.

     Conflicts could also arise because some properties in TIAA's general account may compete for tenants with the Account's properties. We will seek to resolve this conflict by determining the tenant's preference between the two properties, how much the tenant is willing to pay for rent, and which property can best afford to pay any required costs associated with such leasing.

     Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA's management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to both the general account and the Real Estate Account and to avoid conflicts of interest.

INDEMNIFICATION

     The Account has agreed to indemnify TIAA and its affiliates, including its officers and directors, against certain liabilities, including liabilities under the Securities Act of 1933. The Account may make such indemnification out of its assets.

ROLE OF THE INDEPENDENT FIDUCIARY

     Because TIAA's ability to purchase and sell liquidity units raises certain technical issues under ERISA, TIAA applied for and received a prohibited transaction exemption from the U.S. Department of Labor (PTE 96-76). In connection with the exemption, TIAA has appointed an independent fiduciary" for the Real Estate Account, with overall responsibility for reviewing Account transactions to determine whether they are fair and in the Account's best interest.


     The Townsend Group, an institutional real estate consulting firm whose principal offices are located in Cleveland, Ohio, has been engaged to serve as the Account's independent fiduciary, replacing Institutional Property Consultants, Inc. The independent fiduciary's responsibilities include:
     - reviewing and approving the Account's investment guidelines and monitoring whether the Account's investments comply with those guidelines
     -    reviewing and approving valuation procedures
     - approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels, or that are made within three months of the annual independent appraisal
     -    reviewing and approving how we value accumulation and annuity units
     -    approving the appointment of all independent appraisers
     - reviewing the purchase and sale of units by TIAA to ensure that we use the correct unit values
     - requiring appraisals besides those normally conducted, if the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is necessary to assure the Account has correctly valued a property

     The independent fiduciary also must monitor TIAA's ownership in the Account and supervise any winding down of the Account's operations. Its responsibilities include:
     - calculating the percentage of total accumulation units that TIAA's ownership shouldn't exceed (the trigger point) and creating a method for changing the trigger point
     - approving any adjustment of TIAA's interest in the Account and requiring an adjustment if TIAA's investment reaches the trigger point

     - participating in any program to reduce TIAA's ownership in the Account or to facilitate winding down the Account, including selecting properties for sale, providing sales guidelines, and approving those sales that, in the independent fiduciary's opinion, are desirable

     A special subcommittee of the Investment Committee of TIAA's Board of Trustees appointed The Townsend Group as the independent fiduciary starting March 1, 2000, for a three-year term. This subcommittee may renew the independent fiduciary appointment, remove the independent fiduciary, or appoint its successor. The independent fiduciary can be removed for cause by the vote of a majority of subcommittee members or it can resign after at least 180 days' written notice. The independent fiduciary will not be reappointed unless more than 60 percent of the subcommittee members approve.

     TIAA pays the independent fiduciary directly. The investment management charge paid to TIAA includes TIAA's costs for retaining the independent fiduciary. The independent fiduciary will receive less than 5 percent of its annual income (including payment for its services to the Account) from TIAA.

     When you decide as a participant or plan fiduciary to invest in the Account, after TIAA has provided you with full and fair disclosure including the disclosure in this prospectus, you are also acknowledging that you approve and accept The Townsend Group or any successor to serve as the Account's independent fiduciary.

DESCRIPTION OF PROPERTIES

THE PROPERTIES--IN GENERAL

     As of December 31, 2000, the Account had 60 properties in its real estate portfolio. The following charts break down the Account's real estate assets by region and property type.


--------------------------------------------------------------------------------------------------------------
                        EAST             MIDWEST             SOUTH               WEST              TOTAL
--------------------------------------------------------------------------------------------------------------
OFFICE                  30.6%              7.4%               4.7%               8.5%              51.2%
--------------------------------------------------------------------------------------------------------------
INDUSTRIAL               5.7%              3.4%               4.1%              10.9%              24.1%
--------------------------------------------------------------------------------------------------------------
RESIDENTIAL              7.7%              1.7%               4.4%               8.5%              22.3%
--------------------------------------------------------------------------------------------------------------
RETAIL                   1.4%              0.6%               0.4%                 0                2.4%
--------------------------------------------------------------------------------------------------------------
TOTAL                   45.4%             13.1%              13.6%              27.9%             100.0%
--------------------------------------------------------------------------------------------------------------


     In the table below you will find general information about each of the Account's portfolio properties as of December 31, 2000.


                                                                                                        ANNUAL AVG.
                                                                                 RENTABLE               BASE RENT
                                                        YEAR       YEAR          AREA        PERCENT    PER LEASED    MARKET
PROPERTY                          LOCATION              BUILT      PURCHASED     (SQ. FT.)   LEASED      SQ. FT.(1)   VALUE(2)
--------                          --------              -----      ---------     ---------   --------  ------------  --------
OFFICE PROPERTIES
780 Third Avenue                  New York, NY          1984       1999          487,501       98%       $39.93      $173,600,000
1801 K Street                     Washington, DC        1971(3)    2000          564,359       96%       $35.93      $140,989,800
Morris Corporate Center III       Parsippany, NJ        1990       2000          525,154       98%       $12.42      $103,800,000
88 Kearney Street                 San Francisco, CA     1986       1999          228,470      100%       $35.87       $84,172,241
Sawgrass Portfolio                Sunrise, FL           1997-      1997,         344,009      100%       $14.85       $54,300,000
                                                        2000       1999-2000
Parkview Plaza(4)                 Oakbrook, IL          1990       1997          266,020       99%       $19.35       $52,500,000
Columbia Centre III               Rosemont, IL          1989       1997          238,696       87%       $24.73       $42,500,000
Biltmore Commerce Center          Phoenix, AZ           1985       1999          262,875       81%       $17.39       $38,603,637
Maitland Promenade One            Maitland, FL          1999       2000          227,814       96%       $23.29       $36,520,163
One Monument Place                Fairfax, VA           1990       1999          219,837       99%       $21.59       $36,500,000
Columbus Office Portfolio                                                                                             $34,200,000
 Metro South Building             Dublin, OH            1997       1999           90,726       91%       $12.85            -
 BISYS Fund Services Building     Eaton, OH             1995       1999          155,964      100%       $11.69            -
 Vision Service Plan Building     Eaton, OH             1997       1999           50,000      100%       $11.88            -
10 Waterview Boulevard            Parsippany, NJ        1984       1999          209,553      100%       $21.36       $31,400,000
Fairgate at Ballston(4)           Arlington, VA         1988       1997          143,457       94%       $27.91       $30,800,000
Longview Executive Park(4)        Hunt Valley, MD       1988       1997          258,999      100%       $11.73       $28,020,861
Tysons Executive Plaza II(5)      McLean, VA            1988       2000          252,552      100%       $22.62       $26,035,867(5)
(held in joint venture)

                                                                                                       ANNUAL AVG.
                                                                                RENTABLE               BASE RENT
                                                        YEAR       YEAR         AREA        PERCENT    PER LEASED       MARKET
PROPERTY                          LOCATION              BUILT      PURCHASED    (SQ. FT.)   LEASED      SQ. FT.(1)     VALUE(2)
--------                          --------              -----      ---------    ---------   --------  ------------     --------
Five Centerpointe(4)              Lake Oswego, OR       1988       1997          113,971         98%    $13.66       $18,331,911
371 Hoes Lane                     Piscataway, NJ        1986       1997          139,670        100%    $13.36       $16,677,327
Southbank Building                Phoenix, AZ           1995       1996          122,535        100%    $ 9.40       $13,200,000
Northmark Business Center(4)      Blue Ash, OH          1985       1997          108,561         95%    $12.92       $13,100,000
USF&G Building(4)                 Salt Lake City, UT    1988       1997           67,322         93%    $14.84       $ 8,677,033
                                                                               ---------                            ------------
SUBTOTAL--OFFICE PROPERTIES                                                    5,078,045                            $983,928,840
INDUSTRIAL PROPERTIES

Park West Int'l Industrial Pk                                                                           $ 3.24       $53,931,995
 Building C                       Hebron, KY            1998       1998          520,000        100%                           -
 Building D                       Hebron, KY            1998       1998          184,800        100%                           -
 Building E                       Hebron, KY            2000       2000          207,222        100%                           -
 Building J                       Hebron, KY            2000       2000          525,000        100%                           -
Ontario Portfolio                                                                                       $ 3.40      $107,688,169
 Timberland Building              Ontario, CA           1998       1998          414,435        100%                           -
 5200 Airport Drive               Ontario, CA           1997       1998          404,500        100%                           -
 1200 S. Etiwanda Ave.            Ontario, CA           1998       1998          223,170        100%                           -
 Park Mira Loma West              Mira Loma, CA         1998       1998          557,500        100%                           -
 Wineville Center Buildings       Mira Loma, CA         1999       2000        1,099,112
Atlanta Industrial Portfolio      Lawrenceville, GA     1996-99    2000        1,145,691         90%    $ 2.38       $40,021,362
Northpointe Commerce Center       Fullerton, CA         1990-94    2000          612,023        100%    $ 5.90       $38,800,000
Saks Distribution Facility        Aberdeen, MD          1997       1997          470,708        100%    $ 5.32       $30,950,000
Parkwest Center I and II          Coppell, TX           1997       2000          735,150         98%    $ 3.64       $28,300,500
Rockrun Business Park                                                                                                $19,497,150
 Building I                       Joliet, IL            1998       1998          258,000        100%    $ 2.98                 -
 Mack Truck Buildling             Joliet, IL            2000       2000          248,014        100%    $ 3.33                 -
Konica Photo Imaging              Mahwah, NJ            1999       1999          168,000        100%    $ 9.92       $17,300,000
Headquarters
Glen Pointe Business Park                                                                                $6.48       $16,100,000
 Building V                       Chicago, IL           1997       1998          117,600        100%                           -
 Building VII                     Chicago, IL           1997       1998           92,543        100%                           -
ABS and CDC Buildings             Rancho Cucamonga, CA  2001(6)    2000          641,475        100%     $3.45        $15,243,900(6)
(under development and held in
joint venture)
Landmark at Salt Lake City        Salt Lake City, UT    2000       2000          328,508        100%     $3.98       $14,434,653
Building #4
Interstate Acres                  Urbandale, IA         1981-88    1997          440,000         81%     $3.40       $13,200,000
Eastgate Distribution Center      San Diego, CA         1996       1997          200,000        100%     $5.59       $13,700,000
Arapahoe Park East                Boulder, CO           1979-82    1996          129,425        100%     $6.25       $12,478,003
UPS Distribution Facility         Fernley, NV           1998       1998          256,000        100%     $3.54       $11,000,000
FedEx Distribution Facility       Crofton, MD           1998       1998          111,191        100%     $6.39       $ 7,600,000
Woodcreek Business Park           Chicago, IL           1995       1998          149,907        100%     $2.11       $ 7,000,000
Westinghouse Facility             Coral Springs, FL     1997       1997           75,630        100%     $7.29       $ 6,200,000
Interstate Crossing               Eagan, MN             1995       1996          131,380         86%     $5.64       $ 6,150,000
Butterfield Industrial Park       El Paso, TX           1980-81    1995          183,510        100%     $2.89       $ 4,957,200
River Road Distribution Center    Fridley, MN           1995       1995          100,456        100%     $3.99       $ 4,300,000
                                                                              ----------                           -------------
SUBTOTAL--INDUSTRIAL PROPERTIES                                               10,730,950                            $468,852,932
RETAIL PROPERTIES

Rolling Meadows                   Rolling Meadows, IL   1957(3)    1997          130,910         80%    $11.59       $11,986,500
River Oaks                        Woodbridge, VA        1995       1996           90,885         97%    $14.57       $11,100,000
Lynnwood Collection               Raleigh, NC           1988       1996           86,362         90%    $ 8.37       $ 7,900,000
Millbrook Collection              Raleigh, NC           1988       1996          102,221         94%    $ 7.81       $ 7,000,000
Plantation Grove                  Ocoee, FL             1995       1995           73,655         97%    $10.04       $ 7,450,000
                                                                             -----------                        ----------------
SUBTOTAL--RETAIL PROPERTIES                                                      484,033                             $45,436,500
                                                                             -----------                         ---------------
SUBTOTAL--COMMERCIAL                                                          16,293,028                          $1,498,218,272
PROPERTIES

                                                                                                    ANNUAL AVG.
                                                                             RENTABLE               BASE RENT
                                                     YEAR       YEAR         AREA        PERCENT    PER LEASED       MARKET
PROPERTY                       LOCATION              BUILT      PURCHASED    (SQ. FT.)   LEASED      SQ. FT.(1)     VALUE(2)
--------                       --------              -----      ---------    ---------   --------  ------------     --------
RESIDENTIAL
PROPERTIES(7)
Ashford Meadows Apartments     Herndon, VA            1998       2000           NA          97%          NA            $64,174,878
The Colorado                   New York, NY           1987       1999           NA          99%          NA            $60,400,000
Larkspur Courts Apartments     Larkspur, CA           1991       1999           NA          99%          NA            $58,600,000
Bay Court at Harbour Pointe    Mulkiteo, WA           1991       1998           NA         100%          NA            $35,000,000
Lodge at Willow Creek          Douglas County, CO     1997       1997           NA          99%          NA            $30,800,000
Golfview Apartments            Lake Mary, FL          1998       1998           NA         100%          NA            $27,400,000
The Legends at Chase Oaks      Plano, TX              1997       1998           NA         100%          NA            $26,289,264
Lincoln Woods                  Lafayette Hill, PA     1991       1997           NA         100%          NA            $23,507,797
Monte Vista                    Littleton, CO          1995       1996           NA          99%          NA            $21,000,000
Indian Creek Apartments        Farmington Hills, MI   1988       1998           NA         100%          NA            $17,250,000
Westcreek                      Westlake Village, CA   1988       1997           NA         100%          NA            $17,200,000
Royal St. George               W. Palm Beach, FL      1995       1996           NA          99%          NA            $16,650,000
Bent Tree Apartments           Columbus, OH           1987       1998           NA          99%          NA            $14,700,000
The Greens at Metrowest        Orlando, FL            1990       1995           NA         100%          NA            $14,100,000
                                                                                                                     -------------
SUBTOTAL--RESIDENTIAL                                                           NA                                    $427,071,939
                                                                           ------------                              -------------
PROPERTIES
TOTAL--ALL PROPERTIES                                                        16,293,028                             $1,925,290,211


(1) Based on total rent on leases existing at December 31, 2000. For those properties purchased in 2000, the number was derived by annualizing the rents charged by the Account since acquiring the property.
(2) Market value reflects the value determined in accordance with the procedures described in the Account's prospectus.
(3) Undergone extensive renovations.
(4) Purchased through Light Street Partners, L.P. (now 100% owned by the Account). The USF&G Building was sold in January 2001.
(5) Property held in 50%/50% joint venture with Tennessee Consolidated Retirement System. Market value shown reflects the value of the Account's interest in the property.
(6) The property is held in a 80%/20% joint venture with Cabot Industrial Trust, and is under development. The property is currently valued at cost. It is anticipated that the buildings, which are 100% pre-leased, will be ready for occupancy in 2001.
(7) For the average unit size and annual average rent per unit for each residential property, see "Residential Properties" below.

COMMERCIAL (NON-RESIDENTIAL) PROPERTIES

         IN GENERAL. At December 31, 2000, the Account held 46 commercial (non-residential) properties in its portfolio. None of these properties is subject to a mortgage, and although the terms vary under each lease, certain expenses, such as real estate taxes and other operating expenses, are paid or reimbursed by the tenants.


         At December 31, 2000, the Account's office property portfolio consisted of 20 office properties located in metropolitan areas throughout the United States (including one property held in a 50%/50% joint venture). The office properties together are approximately 93 percent leased with 474 leases.


         At December 31, 2000, the Account's industrial property portfolio consisted of 21 properties (including one which is held in joint venture and is currently under development) used primarily for warehousing, distribution, or light manufacturing activities. The Account's industrial properties together are 97 percent leased with 96 leases.


         At December 31, 2000, the Account's retail property portfolio consisted of five neighborhood shopping centers, each of which is anchored by a supermarket tenant. These retail properties together are approximately 92 percent leased with 75 leases.

        MAJOR TENANTS: The following table lists the Account's major commercial tenants based on the total space they occupy in the Account's properties.


------------------------------------------------------------------------------------------------
                                                 PERCENTAGE OF TOTAL RENTABLE
                                   OCCUPIED           AREA OF ACCOUNT'S
           MAJOR TENANT           SQUARE FEET     NON-RESIDENTIAL PROPERTIES     PROPERTY TYPE
------------------------------------------------------------------------------------------------
WalMart                            1,099,112                 6.7%                 Industrial
The GAP                            1,045,000                 6.4%                 Industrial
Meiko-America                       557,500                  3.4%                 Industrial
Saks & Company                      470,707                  2.9%                 Industrial
UPS                                 422,400                  2.6%                 Industrial
Timberland                          414,435                  2.5%                 Industrial
New Breed Transfer Company          404,500                  2.5%                 Industrial
Cooper Tire                         401,226                  2.5%                 Industrial
Petco                               258,000                  1.6%                 Industrial
Standard Corporation                256,172                  1.6%                 Industrial
------------------------------------------------------------------------------------------------


        LEASE EXPIRATIONS. The following charts provide lease expiration information for the Account's commercial properties, categorized by property type. While many of the leases contain renewal options with varying terms, these charts assume that none of the tenants exercise their renewal options.

OFFICE PROPERTIES

                                                                                     PERCENT OF TOTAL RENTABLE AREA OF
                                                                     RENTABLE AREA              ACCOUNT'S
                                         NUMBER OF                     SUBJECT TO       NON-RESIDENTIAL PROPERTIES
                                          LEASES                    EXPIRING LEASES           REPRESENTED BY
YEAR OF LEASE EXPIRATION                 EXPIRING                       (SQ. FT.)           EXPIRING LEASES
------------------------------------------------------------------------------------------------------------------------
2001                                        80                           703,885                13.4%
2002                                        66                           602,036                11.5%
2003                                        72                           778,443                14.8%
2004                                        55                           373,811                 7.1%
2005                                        60                           723,284                13.8%
2006 and thereafter                         141                        1,876,428                35.8%
------------------------------------------------------------------------------------------------------------------------
Total                                       474                        5,057,887                96.4%
------------------------------------------------------------------------------------------------------------------------

INDUSTRIAL PROPERTIES
                                                                                     PERCENT OF TOTAL RENTABLE AREA OF
                                                                     RENTABLE AREA              ACCOUNT'S
                                         NUMBER OF                     SUBJECT TO       NON-RESIDENTIAL PROPERTIES
                                          LEASES                    EXPIRING LEASES           REPRESENTED BY
YEAR OF LEASE EXPIRATION                 EXPIRING                       (SQ. FT.)           EXPIRING LEASES
------------------------------------------------------------------------------------------------------------------------
2001                                         7                           156,960                 1.5%
2002                                         4                           193,438                 1.8%
2003                                        16                         1,465,634                13.9%
2004                                        15                           762,404                 7.2%
2005                                        18                         2,110,674                20.0%
2006 and thereafter                         36                         5,538,345                52.4%
------------------------------------------------------------------------------------------------------------------------
Total                                       96                        10,227,455                96.8%
------------------------------------------------------------------------------------------------------------------------

RETAIL PROPERTIES
                                                                                     PERCENT OF TOTAL RENTABLE AREA OF
                                                                     RENTABLE AREA              ACCOUNT'S
                                         NUMBER OF                     SUBJECT TO       NON-RESIDENTIAL PROPERTIES
                                          LEASES                    EXPIRING LEASES           REPRESENTED BY
YEAR OF LEASE EXPIRATION                 EXPIRING                       (SQ. FT.)           EXPIRING LEASES
------------------------------------------------------------------------------------------------------------------------
2001                                        29                            63,482                13.1%
2002                                         6                            18,351                 3.8%
2003                                        11                            17,767                 3.7%
2004                                         6                             7,798                 1.6%
2005                                        13                            39,870                 8.2%
2006 and thereafter                         10                           291,160                60.2%
------------------------------------------------------------------------------------------------------------------------
Total                                       75                           438,428                90.6%
------------------------------------------------------------------------------------------------------------------------

RESIDENTIAL PROPERTIES


         The Account's residential property portfolio currently consists of 14 first class or luxury multi-family garden apartment complexes and one high rise apartment building. None of the properties in the portfolio is subject to a mortgage. The complexes generally contain one- to three-bedroom apartment units, with a range of amenities, such as patios or balconies, washers and dryers, and central air conditioning. Many of these apartment communities have use of on-site fitness facilities, including some with swimming pools. Rents on each of the properties tend to be comparable with competitive communities and are not subject to rent regulation. The Account is responsible for the expenses of operating the properties.

         In the table below you will find more detailed information regarding the apartment complexes in the Account's portfolio as of December 31, 2000.


----------------------------------------------------------------------------------------------------------------------------------
                                                                                    AVERAGE         AVG. RENT
                                                                   NUMBER          UNIT SIZE        PER UNIT/          PERCENT
             PROPERTY                        LOCATION             OF UNITS       (SQUARE FEET)      PER MONTH           LEASED
----------------------------------------------------------------------------------------------------------------------------------

Ashford Meadows Apartments          Herndon, VA                      440             1,050             $1,279           97%
The Colorado                        New York, NY                     256               632             $2,266           99%
Larkspur Courts Apartments          Larkspur, CA                     248              1001             $2,265           99%
Bay Court at Harbour Pointe         Mulkiteo, WA                     420               970             $  855          100%
Lodge at Willow Creek               Douglas County, CO               316              1001             $1,002           99%
Golfview Apartments                 Lake Mary, FLA                   276              1139             $1,036          100%
The Legends at Chase Oaks           Plano, TX                        346               972             $1,035          100%
Lincoln Woods                       Lafayette Hill, PA               216               773             $1,144          100%
Monte Vista                         Littleton, CO                    219               888             $1,062           99%
Indian Creek Apartments             Farmington Hills, MI             196              1139             $  986          100%
Westcreek Apartments                Westlake Village, CA             126               948             $1,387          100%
Royal St. George                    West Palm Beach, FL              224               870             $  851           99%
Bent Tree Apartments                Columbus, OH                     256               928             $  718           99%
The Greens at Metrowest             Orlando, FL                      200               920             $  841          100%
----------------------------------------------------------------------------------------------------------------------------------


RECENT PROPERTY PURCHASES AND SALES

         On January 12, 2001, the Account sold one office building located in Salt Lake City, Utah for approximately $8.7 million.


         FOR A DISCUSSION OF THE ACCOUNT'S REAL ESTATE HOLDINGS AND RECENT ACQUISITIONS IN THE CONTEXT OF THE ACCOUNT'S PERFORMANCE AS A WHOLE, SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" BELOW. REAL ESTATE INVESTMENTS MADE BY THE ACCOUNT AFTER THE DATE OF THIS PROSPECTUS WILL BE DESCRIBED IN SUPPLEMENTS TO THE PROSPECTUS, AS APPROPRIATE.

SELECTED FINANCIAL DATA

         The following selected financial data should be considered together with the Account's financial statements and related notes, which are presented later in this prospectus.


                                                                                                                      JULY 3, 1995
                                                                                                                    (COMMENCEMENT OF
                                        YEAR ENDED     YEAR ENDED        YEAR ENDED      YEAR ENDED     YEAR ENDED   OPERATIONS) TO
                                        DECEMBER 31,  DECEMBER 31,       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                           2000           1999              1998           1997           1996           1995
                                           ----           ----              ----           ----           ----           ----
Investment income:
   Real estate income, net:
     Rental income ..................    $195,537,993   $132,316,878     $ 81,009,203   $ 44,342,342   $ 10,951,183     $ 165,762
                                         ------------   ------------     ------------   ------------   ------------     ---------
     Real estate property level
       expenses and taxes:
       Operating expenses ...........      40,056,716     27,334,060       17,339,706      9,024,240      2,116,334        29,173
       Real estate taxes ............      22,851,890     15,892,736        9,103,637      4,472,311      1,254,163        14,659
                                         ------------   ------------     ------------   ------------   ------------     ---------
          Total real estate property
          level expenses and taxes ..      62,908,606     43,226,796       26,443,343     13,496,551      3,370,497        43,832
                                         ------------   ------------     ------------   ------------   ------------     ---------
          Real estate income, net ...     132,629,387     89,090,082       54,565,860     30,845,791      7,580,686       121,930
Income from real estate
 joint venture ......................         756,133             --               --             --             --            --
Dividends and interest ..............      31,334,291     24,932,733       23,943,728     16,486,279      6,027,486     2,828,900
                                         ------------   ------------     ------------   ------------   ------------     ---------
       Total investment income ......     164,719,811    114,022,815       78,509,588     47,332,070     13,608,172     2,950,830
Expenses ............................      13,424,566      9,278,410        6,274,594      3,526,545      1,155,796       310,433
                                         ------------   ------------     ------------   ------------   ------------     ---------
       Investment income, net .......     151,295,245    104,744,405       72,234,994     43,805,525     12,452,376     2,640,397
Net realized and unrealized
 gain on investments ................      54,147,449      9,834,743        7,864,659     18,147,053      3,330,539        35,603
                                         ------------   ------------     ------------   ------------   ------------     ---------
Net increase in net assets
 resulting from operations ..........     205,442,694    115,943,767       76,611,662     60,071,400     15,782,915     2,676,000
Minority interest in net increase
 in net assets resulting from
 operations .........................              --      1,364,619      (3,487,991)    (1,881,178)             --            --
Net increase in net assets
 resulting from participant
 transactions .......................     486,196,949    383,171,774      333,936,510    356,052,262    233,653,793   117,582,345
                                         ------------   ------------     ------------   ------------   ------------  ------------
Net increase in net assets ..........    $691,639,643   $499,115,541     $410,548,172   $416,123,662   $249,436,708  $120,258,345
                                         ============   ============     ============   ============   ============  ============

                                       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,   DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                           2000             1999             1998            1997          1996            1995
                                           ----             ----             ----            ----          ----            ----
Total assets ........................  $2,423,100,402  $1,719,457,715  $1,229,603,431   $815,760,825     $426,372,007   $143,177,421
Total liabilities and
  minority interest .................      35,978,331      23,975,287      33,236,544     29,942,110       56,676,954     22,919,076
                                           ----------      ----------      ----------     ----------       ----------     ----------
Total net assets ....................  $2,387,122,071  $1,695,482,428  $1,196,366,887   $785,818,715     $369,695,053   $120,258,345
                                       ==============  ==============  ==============   ============     ============   ============
Accumulation units outstanding ......      14,604,673      11,487,360       8,833,911      6,313,015        3,295,786      1,172,498
                                           ==========      ==========       =========      =========        =========      =========
Accumulation unit value .............         $158.21         $142.97         $132.17        $122.30          $111.11        $102.57
                                              =======         =======         =======        =======          =======        =======

QUARTERLY SELECTED FINANCIAL INFORMATION

The following is selected financial information for the Account for each full quarter within the past two calendar years:


                                                                                  2000
                                                                      FOR THE THREE MONTHS ENDED

                                                  MARCH 31             JUNE 30            SEPTEMBER 30           DECEMBER 31
                                                  --------             -------            ------------           -----------
Investment income, net                         $31,774,860         $36,145,064           $40,552,504            $42,822,817
Net realized gain (loss)
    on investments                               (147,448)              58,263             (241,717)              8,606,836
Net unrealized gain
    on investments                               5,603,540          14,044,336            15,013,318             11,210,321
                                                ----------          ----------            ----------             ----------
Net increase in net assets
    resulting from operations                  $37,230,952         $50,247,663           $55,324,105            $62,639,974
                                               ===========         ===========           ===========            ===========
Total return                                         2.15%               2.67%                 2.67%                  2.77%
                                                     =====               =====                 =====                  =====

                                                                                1999
                                                                       FOR THE THREE MONTHS ENDED

                                                  MARCH 31             JUNE 30            SEPTEMBER 30           DECEMBER 31
                                                  --------             -------            ------------           -----------
Investment income, net                        $ 22,192,803         $23,375,431          $ 28,043,849            $31,132,322
Net realized gain (loss)
    on investments                               5,606,417             213,035              (827,090)               774,335
Net unrealized gain (loss)
    on investments                              (7,669,787)          9,537,980            (6,030,366)             8,230,219
Minority interest in
    net increase in net assets
    resulting from operations                     (403,153)          1,767,772                     -                      -
                                              ------------          -----------          -----------            -----------

Net increase in net assets
    resulting from operations                 $ 19,726,280         $34,894,218           $21,186,393            $40,136,876
                                              ============         ===========           ===========            ===========
Total return                                          1.57%               2.51%                 1.38%                  2.47%
                                                     =====               =====                 =====                  =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF ACCOUNT'S FINANCIAL CONDITION AND OPERATING RESULTS

         The Real Estate Account continued its positive growth in 2000, with approximately $2.4 billion in net assets as of year-end 2000. Through December 31, 2000, the Account owned a total of 60 real estate properties, including 20 office properties (one held in joint venture), 21 industrial properties (including one development project joint venture), 14 apartment complexes and 5 neighborhood shopping centers. At December 31, 2000, these properties represented 80.6% of the Account's total investment portfolio, an increase of 3% over year-end 1999.


         In 2000, the Account purchased 15 properties (five office properties, nine industrial properties and one apartment property), sold two properties (one office property and one apartment property), entered into a 50%/50% joint venture to own an office building and a 80%/20% partnership to develop an industrial property. The Account continues to pursue suitable properties, and is currently in various stages of negotiations with a number of prospective sellers. While attractive acquisition prospects are available in the current market, there is significant competition for the most desirable properties.


         As of December 31, 2000, the Account also held investments in commercial paper, representing 13.3% of the portfolio, real estate investment trusts (REITs), representing 5.7% of the portfolio, and corporate bonds, representing 0.4% of the portfolio.


RESULTS OF OPERATIONS


YEAR ENDED DECEMBER 31, 2000 COMPARED TO
 YEAR ENDED DECEMBER 31, 1999

       The Account's total net return was 10.66% for the year ended December
31, 2000 and 8.17% for 1999. The Account's net investment income, after deducting all expenses, was $151,295,245 for the year ended December 31, 2000 and $104,744,405 for 1999, a 44% increase. This increase was the result of a 41% increase in net assets and a 46.4% increase in the market value of the Account's real estate holdings from December 31, 1999 to December 31, 2000. The Account had net realized and unrealized gains on investments of $54,147,449 for the year ended December 31, 2000 compared with $9,834,743 for 1999. This difference was due in part to the increase in realized and unrealized gains on the Account's real estate properties from $23,232,711 in 1999 to $32,001,734 for 2000, and, significantly, to the Account's gain of $22,145,715 on its marketable securities in 2000, compared with its loss of $13,397,968 on its marketable securities in 1999.


         The Account's real estate holdings generated approximately 81% of the Account's total investment income (before deducting Account level expenses) during 2000 compared with 78% during 1999. The remaining portion of the Account's total investment income was generated by investments in marketable securities.


         Gross real estate rental income was $195,537,993 for the year ended December 31, 2000 and $132,316,878 for the same period in 1999. This increase was primarily due to the increase in the number of properties owned by the Account -- from 54 properties at the end of 1999 to 60 properties at the end of 2000. (The total number of properties in 2000 reflects the consolidation of certain groups of properties into single portfolios.) Interest and dividend income on the Account's marketable securities investments increased from $24,932,733 for 1999 to $31,334,291 in 2000.

         Total property level expenses for the year ended December 31, 2000 were $62,908,606 of which $40,056,716 was attributable to operating expenses and $22,851,890 was attributable to real estate taxes. Total property level expenses for the year ended December 31, 1999 were $43,226,796, of which $27,334,060 represented operating expenses and $15,892,736 was attributable to real estate taxes. The increase in property level expenses during 2000 reflected the increased number of properties in the Account.


         The Account incurred expenses for the years ended December 31, 2000 and 1999 of $6,924,202 and $4,246,911, respectively, for investment advisory services, $4,392,882 and $3,442,282, respectively, for administrative and distribution services, and $2,107,482 and $1,589,217, respectively, for mortality and expense risk charges and liquidity guarantee charges. These expenses increased significantly as a result of the increased costs of managing a growing account, including the costs acquiring and managing additional properties, and the increased staffing costs associated with administering a large account.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO
 YEAR ENDED DECEMBER 31, 1998

         The Account's total net return was 8.17% for the year ended December 31, 1999 and 8.07% for 1998. The Account's net investment income, after deducting all expenses, was $104,744,405 for the year ended December 31, 1999 and $72,234,994 for 1998, a 45% increase. This increase was the result of a 42% increase in net assets and an increase in the Account's real estate holdings from December 31, 1998 to December 31, 1999. The Account had net realized and unrealized gains on investments of $9,834,743 and $7,864,659 for the year ended December 31, 1999 and December 31, 1998, respectively. The gains on the Account's real estate properties of $23,232,711 and $33,221,281 for 1999 and 1998, respectively, were offset by net realized and unrealized losses on the Account's marketable securities of $13,397,968 and $25,356,622 for 1999 and 1998 respectively.


         The Account's real estate holdings generated approximately 78% of the Account's total investment income (before deducting Account level expenses) during 1999 compared with 70% during 1998. The remaining portion of the Account's total investment income was generated by investments in marketable securities.

         Gross real estate rental income was $132,316,878 for the year ended December 31, 1999 and $81,009,203 for the same period in 1998. This increase was primarily due to the increase in the number of properties owned by the Account -- from 46 properties at the end of 1998 to 54 properties at the end of 1999. Interest and dividend income on the Account's marketable securities investments increased from $23,943,728 for 1998 to $24,932,733 in 1999.

             Total property level expenses for the year ended December 31, 1999 were $43,226,796, of which $27,334,060 represented operating expenses and $15,892,736 was attributable to real estate taxes. Total property level expenses for the year ended December 31, 1998 were $26,443,343 of which $17,339,706 was attributable to operating expenses and $9,103,637 was attributable to real estate taxes. The increase in property level expenses during 1999 reflected the increased number of properties in the Account.

         The Account also incurred expenses for the years ended December 31, 1999 and 1998 of $4,246,911 and $2,999,113, respectively, for investment advisory services, $3,442,282 and $2,498,376, respectively, for administrative and distribution services, and $1,589,217 and $777,105, respectively, for mortality and expense risk charges and liquidity guarantee charges. Such expenses increased as a result of the larger net asset base of the Account for 1999 over 1998.





LIQUIDITY AND CAPITAL RESOURCES

         The Account earned $151,295,245 in 2000 and $104,744,405 in net investment income in 1999. During 2000, the Account received $161,668,073 in premiums and $379,610,411 in net participant transfers from other TIAA and CREF accounts, while in 1999 the Account received $126,200,561 in premiums and $293,354,604 in net participant transfers from other TIAA and CREF accounts. Real estate properties costing $625,800,000 and $511,878,000 were purchased during 2000 and 1999, respectively. In 2000, the Account also received $60,040,000 in proceeds from the sale of properties (including proceeds from the sale of a 50% interest in a recently-purchased property). By year end 2000, the Account's liquid assets (i.e., its cash, REITs, short- and intermediate-term investments, and government securities) had a value of $464,544,434, while at the end of 1999 those assets were valued at $374,896,400. We anticipate that much of the Account's liquid assets as of December 31, 2000, exclusive of the REITs, will be used by the Account to purchase additional suitable real estate properties. The remaining liquid assets, exclusive of the REITs, will continue to be available to meet expense needs and redemption requests (e.g., cash withdrawals or transfers).


         If the Account's liquid assets and its cash flow from operating activities and participant transactions are not sufficient to meet its cash needs, including redemption requests, TIAA's general account will purchase liquidity units in accordance with TIAA's liquidity guarantee to the Account.


         The Account spent approximately $7.6 million in 2000 for capital (long-term) expenses, including ongoing tenant improvements and leasing commissions at the commercial properties relating to the renewal of existing tenants or re-leasing of space to new tenants during the normal course of business. In 2001, it is estimated that the Account will expend approximately $27.5 million in capital expenses. The Account will be undertaking several major capital expenditures, including the renovation of the parking structures of three office buildings (1801 K Street, N.W. in Washington, D.C., Tysons Executive Plaza II in McLean, VA, and Morris Corporate Center in Parsippany,
NJ), maintenance programs for the facades of 780 Third Avenue and The Colorado in New York, New York, and the renovation of the lobby of The Colorado. These expenses are in addition to the Account's routine costs incurred for painting, re-carpeting and minor replacements to re-lease apartments as they become vacant and the costs associated with the renewal of existing tenants or releasing of space to new tenants in the commercial properties.

EFFECTS OF INFLATION - 2001

         Although inflation has been modest in recent years, inflation is projected to increase in 2001. To the extent that inflation may increase property operating expenses in the future, we anticipate that increases will generally be billed to tenants either through contractual lease provisions in office, industrial, and retail properties or through rent increases in apartment complexes. However, depending on how long any vacant space in a property remains unleased, the Account may not be able to recover the full amount of such increases in operating expenses.

VALUING THE ACCOUNT'S ASSETS

     We value the Account's assets as of the close of each valuation day by taking the sum of:
     - the value of the Account's cash, cash equivalents, and short-term and other debt instruments
     - the value of the Account's other securities investments and other assets
     - the value of the individual real properties and other real estate-related investments owned by the Account
     - an estimate of the net operating income accrued by the Account from its properties and other real estate-related investments and then reducing it by the Account's liabilities, including the daily investment management fee and certain other expenses attributable to operating the Account. See "Expense Deductions," page __.

VALUING REAL ESTATE AND RELATED INVESTMENTS

         VALUING REAL PROPERTY: Individual real properties will be valued initially at their purchase prices. (Prices include all expenses related to purchase, such as acquisition fees, legal fees and expenses, and other closing costs.) We could use a different value in appropriate circumstances.

         After this initial valuation, an independent appraiser, approved by the independent fiduciary, will value properties at least once a year. The independent fiduciary can require additional appraisals if it believes that a property has changed materially or otherwise to assure that the Account is valued correctly.

         Quarterly, we will conduct an internal review of each of the Account's properties. We'll adjust a valuation if we believe that the value of the property has changed since the previous valuation. We'll continue to use the revised value to calculate the Account's net asset value until the next review or appraisal. However, we can adjust the value of a property in the interim to reflect what we believe are actual changes in property value.

         The Account's net asset value will include the current value of any note receivable (an amount that someone else owes the Account) from selling a real estate-related investment. We'll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.

         Development properties initially will be valued at the Account's cost, and the value will be adjusted as additional development costs are incurred. Once a property receives a certificate of occupancy, or within one year from the purchase date, whichever is earlier, the property will be appraised by an independent appraiser, approved by the independent fiduciary. We may also have the properties independently appraised earlier if circumstances warrant.


         Because of the nature of real estate assets, the Account's net asset value won't necessarily reflect the true or realizable value of its real estate assets (i.e., what the Account would get if it sold them).


         VALUING CONVENTIONAL MORTGAGES: Individual mortgages will be valued initially at their face amount. Thereafter, quarterly, we'll value the Account's fixed interest mortgage loans by discounting payments of principal and interest to their present value (using a rate at which commercial lenders would make similar mortgage loans). We'll also use this method for foreign mortgages with conventional terms. We can adjust the mortgage value more frequently if circumstances require it. Floating variable rate mortgages will generally be valued at their face amount, although we may adjust these values as market conditions dictate.

         VALUING PARTICIPATING MORTGAGES: Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we'll estimate the values of the participating mortgages by making various assumptions about occupancy rates, rental rates, expense levels, and other things. We'll use these assumptions to project the cash flow and anticipated sale proceeds from each investment over the term of the loan, or sometimes over a shorter period. To calculate sale proceeds, we'll assume that the real property underlying each investment will be sold at the end of the period used in the valuation at a price based on market assumptions for the time of the projected sale. We'll then discount the estimated cash flows and sale proceeds to their present value (using rates appropriate to then-current market conditions).

         NET OPERATING INCOME: The Account usually receives operating income from its investments intermittently, not daily. In fairness to participants, we estimate the Account's net operating income rather than applying it when we actually receive it, and assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. You bear the risk that, until we adjust the estimates when we receive actual income reports, the Account could be under- or over-valued.

         Every year, we prepare a month-by-month estimate of the revenues and expenses (estimated net operating income) for each of the Account's properties. Each day, we add the appropriate fraction of the estimated net operating income for the month to the Account's net asset value.

         Every month, the Account receives a report of the actual operating results for the prior month for each property (actual net operating income). We then recognize the actual net operating income on the accounting records of the Account and adjust the outstanding daily accrued receivable accordingly. As the Account actually receives cash from a property, we'll adjust the daily accrued receivable and other accounts appropriately.

         ADJUSTMENTS: We can adjust the value of an investment if we believe events or market conditions (such as a borrower's or tenant's default) have affected how much the Account could get if it sold the investment. We may not always be aware of each event that might require a valuation adjustment, and because our evaluation is based on subjective factors, we may not in all cases make adjustments where changing conditions could affect the value of an investment.

         The independent fiduciary will need to approve adjustments to any valuation of one or more properties that

         - is made within three months of the annual independent appraisal or
         -   results in an increase or decrease of:
                  - more than 6 percent of the value of any of the Account's properties since the last independent annual appraisal
                  - more than 2 percent in the value of the Account since the prior month or
                  - more than 4 percent in the value of the Account within any quarter.

         RIGHT TO CHANGE VALUATION METHODS: If we decide that a different valuation method would reflect the value of a real estate-related investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA's valuation methods could change the Account's net asset value and change the values at which participants purchase or redeem Account interests.

VALUING OTHER INVESTMENTS

         DEBT SECURITIES AND MONEY MARKET INSTRUMENTS: We value fixed income securities (including money market instruments) for which market quotations are readily available at the most recent bid price or the equivalent quoted yield for those securities (or those of comparable maturity, quality, and type). We obtain values for money market instruments with maturities of one year or less either from one or more of the major market makers for those securities or from one or more financial information services. We use an independent pricing service to value securities with maturities longer than one year except when we believe prices do not accurately reflect the fair value of these securities.

         EQUITY SECURITIES: We value equity securities (including REITs) listed or traded on the New York Stock Exchange or the American Stock Exchange at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

         We value equity securities traded on the NASDAQ Stock Market's National Market at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Other U.S. over-the-counter equity securities are valued at the mean of the closing bid and asked prices.

         FOREIGN SECURITIES: To value investments traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day.

          INVESTMENTS LACKING CURRENT MARKET QUOTATIONS: We value securities or other assets for which current market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of TIAA's Board of Trustees and in accordance with the responsibilities of TIAA's Board as a whole.

EXPENSE DEDUCTIONS

         Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. Services are performed at cost by TIAA and TIAA-CREF Individual & Institutional Services, Inc. ("Services"), a subsidiary of TIAA. Because services are provided at cost, we expect that expense deductions will be relatively low. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

         The current annual expense deductions are:

-----------------------------------------------------------------------------------------------------------
                                PERCENT OF NET
                                    ASSETS
TYPE OF EXPENSE DEDUCTION          ANNUALLY                           SERVICES PERFORMED
-----------------------------------------------------------------------------------------------------------
Investment Management               0.255%        For TIAA's investment advice, portfolio accounting,
                                                  custodial services, and similar services, including
                                                  independent fiduciary and appraisal fees
-----------------------------------------------------------------------------------------------------------
Administration                      0.230%        For Services' administrative services, such as allocating
                                                  premiums and paying annuity income
-----------------------------------------------------------------------------------------------------------
Distribution                        0.035%        For Services' expenses related to distributing the
                                                  annuity contracts
-----------------------------------------------------------------------------------------------------------
Mortality and Expense Risk          0.070%        For TIAA's bearing certain mortality and expense risks
-----------------------------------------------------------------------------------------------------------
Liquidity Guarantee                 0.030%        For TIAA's liquidity guarantee
-----------------------------------------------------------------------------------------------------------
TOTAL ANNUAL EXPENSE DEDUCTION     [0.620]%      FOR TOTAL SERVICES TO THE ACCOUNT
-----------------------------------------------------------------------------------------------------------

         After the end of every quarter, we reconcile how much we deducted as discussed above with the expenses the Account actually incurred. If there is a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the quarter. Since our at-cost deductions are based on projections of Account assets and overall expenses, the size of any adjusting payments will be directly affected by how different our projections are from the Account's actual assets or expenses. While our projections of Account asset size (and resulting expense fees) are based on our best estimates, the size of the Account's assets can be affected by many factors, including premium growth, participant transfers into or out of the Account, and any changes in the value of portfolio holdings. Historically, the adjusting payments have generally been small and have resulted in both upward and downward adjustments to the Account's expense deductions for the following quarter.

         TIAA's board can revise the deduction rates from time to time to keep deductions as close as possible to actual expenses.

         Currently there are no deductions from premiums or withdrawals, but we might change this in the future. Property expenses, brokers' commissions, transfer taxes, and other portfolio expenses are charged directly to the Account.


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

THE CONTRACTS

          TIAA offers the Real Estate Account as a variable option for the annuity contracts described below. Some employer plans may not offer the Real Estate Account as an option for RA, GRA, GSRA, or Keogh contracts. The Account is not available in California.

RA (RETIREMENT ANNUITY) AND GRA (GROUP RETIREMENT ANNUITY)

         RA and GRA contracts are used mainly for employee retirement plans. RA contracts are issued directly to you. GRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA.

         Depending on the terms of your plan, RA and GRA premiums can be paid by your employer, you, or both. If you're paying some of or the entire periodic premium, your contributions can be in either pre-tax dollars by salary reduction or after-tax dollars by payroll deduction. You can also transfer funds from another investment choice under your employer's plan to your contract. For RAs only, you can make contributions directly to TIAA. Ask your employer for more information about these contracts.

SRA (SUPPLEMENTAL RETIREMENT ANNUITY) AND GSRA (GROUP SUPPLEMENTAL RETIREMENT ANNUITY)

         These are for voluntary tax-deferred annuity (TDA) plans and 401(k) plans. SRA contracts are issued directly to you. GSRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA. Your employer pays premiums in pre-tax dollars through salary reduction. Although you can't pay premiums directly, you can transfer amounts from other TDA plans.

CLASSIC IRA

         Classic IRAs are individual contracts issued directly to you. You and your spouse can each open a Classic IRA with an annual contribution of up to $2,000 or by rolling over funds from another IRA or retirement plan, if you meet our eligibility requirements. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $2,000, excluding rollovers. We can't issue you a joint contract.


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


                                                       IRA AND KEOGH ELIGIBILITY
                            YOU OR YOUR SPOUSE CAN SET UP A TIAA CLASSIC OR ROTH
                          IRA OR A KEOGH IF YOU'RE A CURRENT OR RETIRED EMPLOYEE OR TRUSTEE OF AN ELIGIBLE INSTITUTION, OR IF YOU OWN A
                             TIAA OR CREF ANNUITY OR A TIAA INDIVIDUAL INSURANCE
                          CONTRACT. TO BE CONSIDERED A RETIRED EMPLOYEE FOR THIS
                        PURPOSE, AN INDIVIDUAL MUST BE AT LEAST 55 YEARS OLD AND
                            HAVE COMPLETED AT LEAST THREE YEARS OF SERVICE AT AN
                          ELIGIBLE INSTITUTION. IN THE CASE OF PARTNERSHIPS THAT
                       WISH TO ESTABLISH KEOGHS, AT LEAST HALF THE PARTNERS MUST
                         BE ELIGIBLE INDIVIDUALS AND THE PARTNERSHIP ITSELF MUST
                                  BE PRIMARILY ENGAGED IN EDUCATION OR RESEARCH.
                       ELIGIBILITY MAY BE RESTRICTED BY CERTAIN INCOME LIMITS ON
                                                     OPENING ROTH IRA CONTRACTS.


ROTH IRA

         Roth IRAs are also individual contracts issued directly to you. You or your spouse can each open a Roth IRA with an annual contribution up to $2,000 or with a rollover from another IRA or a Classic IRA issued by TIAA if you meet our eligibility requirements. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $2,000, excluding rollovers. We can't issue you a joint contract.

         Classic and Roth IRAs may together be referred to as "IRAs" in this prospectus.

GA (GROUP ANNUITY)

         GA contracts are used exclusively for employee retirement plans and are issued directly to your employer or your plan's trustee. Your employer pays premiums directly to TIAA (you can't pay GA premiums directly to TIAA) and your employer or the plan's trustee exclusively controls the allocation of contributions and transfers to and from these contracts. If a GA contract is issued pursuant to your plan, the rules relating to transferring and withdrawing your money, receiving any annuity income or death benefits, and the timing of payments may be different, and are determined by your plan. Ask your employer or plan administrator for more information.

KEOGHS

         TIAA also offers contracts for Keogh plans. If you own an unincorporated business, you can use our Keogh contracts and prototype plan, provided you are eligible.

STARTING OUT

         We'll issue you a TIAA contract when we receive your completed application or enrollment form. Your premiums will be credited to the Real Estate Account as of the business day we receive them.

         If we receive premiums from your employer before your application or enrollment form, we'll credit the premiums to the CREF Money Market Account until we receive your form. We'll transfer and credit the amount you've specified to the Real Estate Account as of end of the business day we receive your completed form. If the allocation instructions on your application or enrollment form are incomplete, violate plan restrictions, or total more than 100 percent, we'll credit your premiums to the CREF Money Market Account until we do receive complete or correct instructions. If your allocation instructions total less than 100%, we'll credit the percentage that is not allocated to a specific account to the CREF Money Market Account. The balance with be invested as you instructed. Any amounts that we credited to the CREF Money Market Account before we received correct instructions will be transferred to the Real Estate Account only on request, and will be credited as of the business day we receive that request.


         TIAA doesn't restrict the amount or frequency of premiums to your RA, GRA, and IRA contracts, although we may in the future. Your employer's retirement plan may limit your premium amounts, while the Internal Revenue Code limits the total annual premiums you may invest in plans qualified for favorable tax treatment. If you pay premiums directly to an RA or IRA, the premiums and any earnings are not subject to your employer's plan.

         In most cases (subject to any restriction we may impose, as described in this prospectus), TIAA will accept premiums to a contract at any time during your accumulation period. Once your first premium has been paid, your TIAA contract can't lapse or be forfeited for nonpayment of premiums. TIAA can stop accepting premiums to GRA, GSRA, or Keogh contracts at any time.

CHOOSING AMONG THE TIAA AND CREF ACCOUNTS

         You can allocate all or part of your premiums to the Real Estate Account, unless your employer's plan precludes that choice. You can also allocate premiums to TIAA's traditional annuity or any of the CREF variable investment accounts, if the account is available under your employer's plan.

         You can change your allocation choices for future premiums by
         -   writing to our home office
         - using the TIAA-CREF Web Center's account access feature at www.tiaa-cref.org or
         - calling our Automated Telephone Service (24 hours a day) at 800-842-2252.


THE RIGHT TO CANCEL YOUR CONTRACT

         You can cancel your contract up to 30 days after you first receive it, unless we have begun making annuity payments from it. If you already had a TIAA contract prior to investing in the Real Estate Account, you have no 30-day right to cancel the contract. To cancel, mail or deliver the contract with a signed Notice of Cancellation (available by contacting TIAA) to our home office. We'll cancel the contract, then send the entire current accumulation to whomever sent the premiums. You bear the investment risk during this period (although some states require us to send back your entire premium without accounting for investment results).

DETERMINING THE VALUE OF YOUR INTEREST IN THE ACCOUNT--ACCUMULATION UNITS

         When you pay premiums or make transfers to the Real Estate Account, you buy accumulation units. When you take a cash withdrawal, transfer from the Account, or apply funds to begin annuity income, the number of your accumulation units decrease. We calculate how many accumulation units to credit by dividing the amount you applied to the Account by its accumulation unit value at the end of the business day when we received your premium or transfer. To determine how many accumulation units to subtract for cash withdrawals and transfers, we use the accumulation unit value for the end of the business day when we receive your transaction request and all required information and documents (unless you ask for a later date).

         The accumulation unit value reflects the Account's investment experience (i.e., the real estate net operating income accrued, as well as dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as Account expense charges.

                                            CALCULATING ACCUMULATION UNIT VALUES
                           WE CALCULATE THE ACCOUNT'S ACCUMULATION UNIT VALUE AT
                          THE END OF EACH VALUATION DAY. TO DO THAT, WE MULTIPLY
                       THE PREVIOUS DAY'S VALUE BY THE NET INVESTMENT FACTOR FOR
                         THE ACCOUNT. THE NET INVESTMENT FACTOR IS CALCULATED AS
                                   A DIVIDED BY B, WHERE A AND B ARE DEFINED AS:
                       A.THE VALUE OF THE ACCOUNT'S NET ASSETS AT THE END OF THE
                                CURRENT VALUATION PERIOD, LESS PREMIUMS RECEIVED
                                            DURING THE CURRENT VALUATION PERIOD.
                       B.THE VALUE OF THE ACCOUNT'S NET ASSETS AT THE END OF THE
                               PREVIOUS VALUATION PERIOD, PLUS THE NET EFFECT OF
                         TRANSACTIONS MADE AT THE START OF THE CURRENT VALUATION
                                                                         PERIOD.

HOW TO TRANSFER AND WITHDRAW YOUR MONEY

         Generally TIAA allows you to move your money to or from the Real Estate Account in the following ways:
          - from the Real Estate Account to a CREF investment account or TIAA's traditional annuity
          - to the Real Estate Account from a CREF investment account or TIAA's traditional annuity (subject to certain limitations described below)
          -    from the Real Estate Account to other companies
          -    to the Real Estate Account from other companies
          -    by withdrawing cash
          -    by setting up a program of automatic withdrawals or transfers

These transactions generally must be for at least $1,000 at a time (or your entire Account accumulation, if less). These options may be limited by the terms of your employer's plan or by current tax law. Transfers and cash withdrawals are currently free.

         Transfers and cash withdrawals are effective at the end of the business day we receive your request and all required documentation. You can also choose to have transfers and withdrawals take effect at the close of any future business day or the last calendar day of the current or any future month, even if it's not a business day. If you request a transfer at any time other than during a business day, it will be effective at the close of the next business day.

         To request a transfer or to withdraw cash:
         -    write to TIAA's home office at 730 Third Ave., New York, NY
              10017-3206
         -    call us at 800 84h2-2252 or
         - for transfers, using the TIAA-CREF Web Center's account access feature at www.tiaa- cref.org

         You may be required to complete and return certain forms to effect these transactions. We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

         Before you transfer or withdraw cash, make sure you understand the possible federal and other income tax consequences. See "Taxes," page __

TRANSFERS BETWEEN THE REAL ESTATE ACCOUNT AND OTHER TIAA-CREF ACCOUNTS

         Once every calendar quarter you can transfer some or all of your accumulation in the Real Estate Account to TIAA's traditional annuity or to one of the CREF accounts. Transfers to certain CREF accounts may be restricted by your employer's plan.

         You can also transfer some or all of your accumulation in TIAA's traditional annuity or in your CREF accounts to the Real Estate Account, if your employer's plan offers the Account. Transfers from TIAA's traditional annuity to the Real Estate Account under RA and GRA contracts take place in roughly equal installments over a ten-year period through a TIAA transfer payout annuity. There are no similar restrictions on transfers from TIAA's traditional annuity under SRA, GSRA, IRA, or Keogh contracts.

         Because excessive transfer activity can hurt Account performance and other participants, we may further limit how often you transfer or otherwise modify the transfer privilege.

TRANSFERS TO OTHER COMPANIES

         Generally you may transfer funds from the Real Estate Account to a company other than TIAA or CREF, subject to certain tax restrictions. This right may be limited by your employer's plan. If your employer participates in our special transfer services program, we can make automatic monthly transfers from your RA or GRA contract to another company, and the $1,000 minimum will not apply to these transfers.

                                                            MARKET TIMING POLICY
                               THERE ARE PARTICIPANTS WHO MAY TRY TO PROFIT FROM
                                TRANSFERRING MONEY BACK AND FORTH AMONG THE CREF
                            ACCOUNTS AND THE REAL ESTATE ACCOUNT IN AN EFFORT TO "TIME" THE MARKET. AS MONEY IS SHIFTED IN AND OUT OF
                          THESE ACCOUNTS, WE INCUR TRANSACTION COSTS, INCLUDING,
                             AMONG OTHER THINGS, EXPENSES FOR BUYING AND SELLING
                          SECURITIES. THESE COSTS ARE BORNE BY ALL PARTICIPANTS,
                           INCLUDING LONG-TERM INVESTORS WHO DO NOT GENERATE THE
                               COSTS. TO DISCOURAGE THIS MARKET-TIMING ACTIVITY,
                          PARTICIPANTS WHO MAKE MORE THAN THREE TRANSFERS OUT OF
                                   ANY ACCOUNT (OTHER THAN THE CREF MONEY MARKET
                            ACCOUNT) IN A CALENDAR MONTH WILL BE ADVISED THAT IF
                        THIS TRANSFER FREQUENCY CONTINUES, WE WILL SUSPEND THEIR
                          ABILITY TO MAKE TELEPHONE, FAX AND INTERNET TRANSFERS.
                              WE HAVE THE RIGHT TO MODIFY OUR POLICY AT ANY TIME
                                                         WITHOUT ADVANCE NOTICE.

TRANSFERS FROM OTHER PLANS

         Subject to your employer's plan, you can usually transfer money from another 403(b) retirement plan to your TIAA contract. Similarly, you can transfer money to the Real Estate Account from other 401(a) and 403(a) plans. Amounts transferred to TIAA may be subject to the provisions of your original employer's plan. Similarly, subject to your employer's plan, you may be able to rollover funds from 401(a), 403(a), and 403(b) plans to a TIAA Classic IRA, or subject to applicable income limits, from an IRA containing funds originally contributed to such plans, to either a TIAA Classic or Roth IRA. Funds in a 457(b) plan can be transferred to another 457(b) plan only. Accumulations in 457(b) plans may not be rolled over to a qualified plan (e.g., a 401(a) plan), a 403(b) plan or an IRA.

WITHDRAWING CASH

         You may withdraw cash from your SRA, GSRA, IRA, or Keogh Real Estate Account accumulation at any time during the accumulation period, provided federal tax law permits it (see below). Cash withdrawals from your RA or GRA accumulation may be limited by the terms of your employer's plan and federal tax law. Normally, you can't withdraw money from a contract if you've already begun receiving lifetime annuity income.

         Current federal tax law restricts your ability to make cash withdrawals from your accumulation under most voluntary salary reduction agreements. Withdrawals are generally available only if you reach age 59 1/2, leave your job, become disabled, or die, or if your employer terminates its retirement plan. If your employer's plan permits, you may also be able to withdraw money if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. Different restrictions apply to withdrawals from Classic and Roth IRAs. You may be subject to a 10 percent penalty tax if you make a withdrawal before you reach age 59 1/2, unless an exception applies to your situation.

         Under current federal tax law, you are not permitted to withdraw from 457(b) plans earlier than the calendar year in which you reach age 70 1/2 or separate from service or are faced with an unforeseeable emergency (as defined by law). There are no early withdrawal tax penalties if you withdraw under any of these circumstances (i.e., no 10% tax on distributions prior to age 59 1/2).

SYSTEMATIC WITHDRAWALS AND TRANSFERS

         If your employer's plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw or transfer from your Real Estate Account accumulation any fixed number of accumulation units, dollar amount, or percentage of accumulation until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that at least $100 is automatically withdrawn or transferred at a time.

POSSIBLE RESTRICTIONS ON PREMIUMS AND TRANSFERS TO THE ACCOUNT

         From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can't find enough appropriate real estate-related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions, we reserve the right to stop accepting premiums and/or transfers at any time without prior notice.

         If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the CREF Money Market Account instead, unless you give us other allocation instructions. We will not transfer these amounts out of the CREF Money Market Account when the restriction period is over, unless you request that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.

RECEIVING ANNUITY INCOME

THE ANNUITY PERIOD IN GENERAL

         You can receive an income stream from all or part of your Real Estate Account accumulation. Unless you opt for a lifetime annuity, generally you must be at least age 59 1/2 to begin receiving annuity income payments from your annuity contract free of a 10 percent early distribution penalty tax. Your employer's plan may also restrict when you can begin income payments. Under the minimum distribution rules, you generally must begin receiving some payments from your contract shortly after you reach the later of age 70 1/2 or you retire. Also, you can't begin a one-life annuity after you reach age 90, nor may you begin a two-life annuity after either you or your annuity partner reach age 90.

         Your income payments may be paid out from the Real Estate Account through a variety of income options. You can pick a different income option for different portions of your accumulation, but once you've started payments you usually can't change your income option or annuity partner for that payment stream.

         Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. (TIAA has the right to not make payments at any interval that would cause the initial payment to be less than $100.) We'll send your payments by mail to your home address or, on your request, by mail or electronic funds transfer to your bank.

         Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date. Your payments change after the initial payment based on the Account's investment experience and the income change method you choose.

         There are two income change methods for annuity payments: annual and monthly. Under the annual income change method, payments from the Account change each May 1, based on the net investment results during the prior year (April 1 through March 31). Under the monthly income change method, payments from the Account change every month, based on the net investment results during the previous month. For the formulas used to calculate the amount of annuity payments, see page 40. The total value of your annuity payments may be more or less than your total premiums.

ANNUITY STARTING DATE

         Generally, you pick an annuity starting date when you first apply for a TIAA contract but you can change this date at any time prior to the day before that annuity starting date. Ordinarily, annuity payments begin on your annuity starting date, provided we have received all documentation necessary for the income option you've picked. If something's missing, we'll defer your annuity starting date until we receive it. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment. Any premiums received within 70 days after payments begin may be used to provide additional annuity income. Premiums received after 70 days will remain in your accumulating annuity contract until you give us further instructions. Ordinarily, your first annuity payment will begin on any business day between the first and twentieth of any month.

INCOME OPTIONS

         Both the number of annuity units you purchase and the amount of your income payments will depend on which income option you pick. Your employer's plan, tax law and ERISA may limit which income options you can use to receive income from an RA or GRA, GSRA or Keogh. Ordinarily you'll choose your income options shortly before you want payments to begin, but you can make or change your choice any time before your annuity starting date.

         All Real Estate Account income options provide variable payments, and the amount of income you receive depends in part on the investment experience of the Account. The current options are:

         - One-Life Annuity with or without Guaranteed Period: Pays income as long as you live. If you opt for a guaranteed period (10, 15 or 20 years) and you die before it's over, income payments will continue to your beneficiary until the end of the period. If you don't opt for a guaranteed period, all payments end at your death--so that it's possible for you to receive only one payment if you die less than a month after payments start.

         - Annuity for a Fixed Period: Pays income for any period you choose from 5 to 30 years.

         - Two-Life Annuities: Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are three types of two-life annuity options, all available with or without a guaranteed period--Full Benefit to Survivor, Two- Thirds Benefit to Survivor, and a Half-Benefit to Annuity Partner. Under the Two-Thirds Benefit to Survivor option, payments to you will be reduced upon the death of your annuity partner.

         - Minimum Distribution Option ("MDO") Annuity: Generally available only if you must begin annuity payments under the Internal Revenue Code minimum distribution requirements. (Some employer plans allow you to elect this option earlier--contact TIAA for more information.) The option pays an amount designed to fulfill the distribution requirements under federal tax law. You must apply your entire accumulation under a contract if you want to use the MDO annuity; however, it's possible you won't receive income for life under an MDO. Up to age 90, you can apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you're eligible. Using an MDO won't affect your right to take a cash withdrawal of any accumulation not yet distributed.

         For any of the income options described above, current federal tax law says that your guaranteed period can't exceed the joint life expectancy of you and your beneficiary or annuity partner.

         Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact us.

         RECEIVING LUMP SUM PAYMENTS (RETIREMENT TRANSITION BENEFIT): If your employer's plan allows, you may be able to receive a single sum payment of up to 10 percent of the value of any part of an RA or GRA accumulation being converted to annuity income on the annuity starting date. Of course, if your employer's plan allows cash withdrawals, you can take a larger amount (up to 100 percent) of your Real Estate Account accumulation as a cash payment. The retirement transition benefit will be subject to current federal income tax requirements and possible early distribution penalties. See "Taxes," page __.

         If you haven't picked an income option when the annuity starting date arrives for your RA, GRA, SRA or GSRA contract, TIAA usually will assume you want the ONE-LIFE ANNUITY WITH 10-YEAR GUARANTEED PERIOD if you're unmarried, paid from TIAA's traditional annuity. If you're married, we may assume for you a SURVIVOR ANNUITY WITH HALF-BENEFIT TO ANNUITY PARTNER WITH A 10-YEAR GUARANTEED PERIOD, with your spouse as your annuity partner, paid from TIAA's traditional annuity. If you haven't picked an income option when the annuity starting date arrives for your IRA, we may assume you want the MINIMUM DISTRIBUTION OPTION annuity.

TRANSFERS DURING THE ANNUITY PERIOD

         After you begin receiving annuity income, you can transfer all or part of the future annuity income payable once each calendar quarter (i) from the Real Estate Account into a "comparable annuity" payable from a CREF account or TIAA's traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option, and have the same first and second annuitant, and remaining guaranteed period.

         We'll process your transfer on the business day we receive your request. You can also choose to have a transfer take effect at the close of any future business day, or the last calendar day of the current or any future month, even if it's not a business day. Transfers under the annual income payment method will affect your annuity payments beginning on the May 1 following the March 31 which is on or after the effective date of the transfer. Transfers under the monthly income payment method and all transfers into TIAA's traditional annuity will affect your annuity payments beginning with the first payment due after the monthly payment valuation day that is on or after the transfer date. You can switch between the annual and monthly income change methods, and the switch will go into effect on the following March 31.

ANNUITY PAYMENTS

         The amount of annuity payments we pay you or your beneficiary (annuitant) will depend upon the number and value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the income change method chosen.

         Under the annual income change method, the value of an annuity unit for payments is redetermined on March 31 of each year--the payment valuation day. Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience for the twelve months following each March 31 revaluation will be reflected in the following year's value.

         Under the monthly income change method, the value of an annuity unit for payments is determined on the payment valuation day, which is the 20th day of the month preceding the payment due date or, if the 20th is not a business day, the preceding business day. The monthly changes in the value of an annuity unit reflect the net investment experience of the Real Estate Account.

         The formulas for calculating the number and value of annuity units payable are described below.

         CALCULATING THE NUMBER OF ANNUITY UNITS PAYABLE: When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the Real Estate Account under an income change method is determined by dividing the value of the Account accumulation to be applied to provide the annuity payments by the product of the annuity unit value for that income change method and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.

         The annuity factor will reflect interest assumed at the effective annual rate of 4 percent, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. Annuitants bear no mortality risk under their contracts--actual mortality experience will not reduce annuity payments after they have started. TIAA may change the mortality assumptions used to determine the number of annuity units payable for any future accumulations converted to provide annuity payments.

         The number of annuity units payable under an income change method under your contract will be reduced by the number of annuity units you transfer out of that income change method under your contract. The number of annuity units payable will be increased by any internal transfers you make to that income change method under your contract.

         VALUE OF ANNUITY UNITS: The Real Estate Account's annuity unit value is calculated separately for each income change method for each business day and for the last calendar day of each month. The annuity unit value for each income change method is determined by updating the annuity unit value from the previous valuation day to reflect the net investment performance of the Account for the current valuation period relative to the 4 percent assumed investment return. In general, your payments will increase if the performance of the Account is greater than 4 percent and decrease if the value is less than 4 percent. The value is further adjusted to take into account any changes expected to occur in the future at revaluation either once a year or once a month, assuming the Account will earn the 4 percent assumed investment return in the future.

         The initial value of the annuity unit for a new annuitant is the value determined as of the day before annuity payments start.

         For participants under the annual income change method, the value of the annuity unit for payments remains level until the following May 1. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of such March 31.

         For participants under the monthly income change method, the value of the annuity unit for payments changes on the payment valuation day of each month for the payment due on the first of the following month.

         TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future.


DEATH BENEFITS

AVAILABILITY; CHOOSING BENEFICIARIES

         TIAA may pay death benefits if you or your annuity partner die during the accumulation or annuity period. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries anytime before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death.

YOUR SPOUSE'S RIGHTS

         Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse. Similarly, if you are married at the time of your death, federal law may require a portion of the death benefit be paid to your spouse even if you have named someone else as beneficiary. If you die without having named any beneficiary, any portion of your death benefit not payable to your spouse will go to your estate.

AMOUNT OF DEATH BENEFIT

         If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the value of the remaining guaranteed payments.

METHODS OF PAYMENT OF DEATH BENEFITS

         Generally, you can choose for your beneficiary the method we'll use to pay the death benefit, but few participants do this. If you choose a payment method, you can also block your beneficiaries from changing it. Most people leave the choice to their beneficiaries. We can block any choice if its initial payment is less than $25. Beginning in late 2001 or 2002, if death occurs while your contract is in the accumulation stage, in most cases we'll pay the death benefit using the TIAA-CREF Savings & Investment Plan (described on page ___). We won't do this if you preselected another option or if the beneficiary elects another option. Some beneficiaries aren't eligible for the TIAA-CREF Savings & Investment Plan. If your beneficiary isn't eligible and doesn't specifically tell us to start paying death benefits within a year of your death, we can start making payments to them over five years using the fixed-period annuity method of payment.


           PAYMENTS DURING THE ACCUMULATION PERIOD: Currently, the available methods of payment for death benefits from funds in the accumulation period are:
          - SINGLE-SUM PAYMENT, in which the entire death benefit is paid to your beneficiary at once;
          - ONE-LIFE ANNUITY WITH OR WITHOUT GUARANTEED PERIOD, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period;
          -    ANNUITY FOR A FIXED PERIOD OF 2 TO 30 YEARS;
          - ACCUMULATION-UNIT DEPOSIT OPTION, which pays a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in the Account's investment experience (generally the death benefit value must be at least $5,000); and
          - MINIMUM DISTRIBUTION OPTION (also called the TIAA-CREF SAVINGS & INVESTMENT PLAN), which automatically pays income according to the Internal Revenue Code's minimum distribution requirements. It operates in much the same way as the MDO annuity income option. It's possible, under this method, that your beneficiary won't receive income for life.

         Death benefits are usually paid monthly (unless you chose a single-sum method of payment), but your beneficiary can switch them to quarterly, semi-annual, or annual payments.

         PAYMENTS DURING THE ANNUITY PERIOD: If you and your annuity partner die during the annuity period, your beneficiary can choose to receive any remaining guaranteed periodic payments due under your contract. Alternatively, your beneficiary can choose to receive the commuted value of those payments in a single sum unless you have indicated otherwise. The amount of the commuted value will be different than the total of the periodic payments that would otherwise be paid.

         Ordinarily, death benefits are subject to federal estate tax. For more detailed information on death benefits, please contact TIAA.


TAXES

TAXES IN GENERAL

         During the accumulation period, Real Estate Account premiums paid in before-tax dollars, employer contributions and earnings attributable to these amounts are not taxed until they're withdrawn. Annuity payments, single-sum withdrawals, systematic withdrawals, and death benefits are usually taxed as ordinary income. Premiums paid in after-tax dollars aren't taxable when withdrawn, but earnings attributable to these amounts are taxable. Death benefits are usually also subject to federal estate and state estate or inheritance taxation. Generally, transfers between qualified retirement plans are not taxed.

         Generally, contributions you can make under an employer's plan are limited by federal tax law. Employee voluntary salary reduction contributions to 403(b) and 401(k) plans are limited to $10,500 per year. Certain long-term employees may be able to defer up to $13,500 per year in a 403(b) plan. Contributions to Classic and Roth IRAs, other than rollover contributions, cannot generally exceed $2,000 per year.

         The maximum contribution limit to a 457(b) non-qualified deferred compensation plan for employees of state and local governments for 2001 is the lesser of $8,500 or 331/3% of "includable compensation" (as defined by law). Special catch up rules may permit a higher contribution in one or more of the last three years prior to an individual's normal retirement age under the plan. All pre-tax contributions made on behalf of an individual to a 403(b) plan, and pre-tax elective deferrals made on behalf of an individual to a 401(k) plan, a simple IRA or to a Simplified Employee Pension Plan are aggregated with contributions to a 457(b) plan to calculate the maximum contribution that may be made to the 457(b) plan.

EARLY DISTRIBUTIONS

         If you want to withdraw funds or begin receiving income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59 1/2, you may have to pay a 10 percent early distribution tax on the taxable amount. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. You won't have to pay this tax in certain circumstances. Consult your tax advisor for more information.

MINIMUM DISTRIBUTION REQUIREMENTS

        In most cases, payments have to begin by April 1 of the year after the year you reach age 70 1/2, or if later, retirement. (For Classic IRAs, and with respect to 5 percent or more owners of the business covered by a Keogh plan, payments must begin by April 1 of the year after you reach age 70 1/2.) Under the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law even if you do not elect to receive them. In addition, if you don't begin distributions on time, you may be subject to a 50 percent excise tax on the amount you should have received but did not. Roth IRAs are generally not subject to these rules and do not require that any distributions be made prior to your death.


                                  HOW THE REAL ESTATE ACCOUNT IS TREATED FOR TAX
                                                                        PURPOSES
                          THE ACCOUNT IS NOT A SEPARATE TAXPAYER FOR PURPOSES OF
                            THE INTERNAL REVENUE CODE--ITS EARNINGS ARE TAXED AS
                                PART OF TIAA'S OPERATIONS.  ALTHOUGH TIAA IS NOT
                                 EXPECTED TO OWE ANY FEDERAL INCOME TAXES ON THE
                                    ACCOUNT'S EARNINGS, IF TIAA DOES INCUR TAXES
                                      ATTRIBUTABLE TO THE ACCOUNT, IT MAY MAKE A
                                       CORRESPONDING CHARGE AGAINST THE ACCOUNT.

         This section offers general information concerning federal taxes. It doesn't cover every situation. Tax treatment varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.

WITHHOLDING ON DISTRIBUTIONS

         If we send an "eligible rollover" distribution directly to you, federal law requires us to withhold 20 percent from the taxable portion. If we roll over such a distribution directly to an IRA or to an employer plan that is similar to the plan making the distribution, we do not withhold any federal income tax. The 20 percent withholding also does not apply to certain "non-eligible" rollover distributions such as payments from IRAs, lifetime annuity payments, or minimum distribution payments.

         For the taxable portion of non-eligible rollover distributions, we will usually withhold federal income taxes unless you tell us not to and you are eligible to avoid withholding. Nonresident aliens who pay U.S. taxes are subject to different withholding rules. In general, all amounts received under a section 457 plan are taxable and are subject to federal income tax withholding as wages. Contact TIAA or your tax advisor for more information.

POSSIBLE TAX LAW CHANGES

         Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of your contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on your contract.

         We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.


GENERAL MATTERS

MAKING CHOICES AND CHANGES

         You may have to make certain choices or changes (e.g., changing your income option, making a cash withdrawal) by written notice satisfactory to us and received at our home office or at some other location that we have specifically designated for that purpose. When we receive a notice of a change in beneficiary or other person named to receive payments, we'll execute the change as of the date it was signed, even if the signer has died in the meantime. We execute all other changes as of the date received.

TELEPHONE AND INTERNET TRANSACTIONS

         You can use our Automated Telephone Service (ATS) or the TIAA-CREF Web Center's account access feature to check your account balances, transfer to TIAA's traditional annuity or CREF, and/or allocate future premiums among the Real Estate Account, TIAA's traditional annuity, and CREF. You will be asked to enter your Personal Identification Number (PIN) and social security number for both systems. (You can establish a PIN by calling us.) Both will lead you through the transaction process and will use reasonable procedures to confirm that instructions given are genuine. If we use such procedures, we are not responsible for incorrect or fraudulent transactions. All transactions made over the ATS and Internet are electronically recorded.


         To use the ATS, you need a touch-tone phone. The toll free number for the ATS is 800 842- 2252. To use the Internet, go to the account access feature of the TIAA-CREF Web Center at http://www.tiaa-cref.org.

         We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

VOTING RIGHTS

         You don't have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

ELECTRONIC PROSPECTUS

         If you received this prospectus electronically and would like a paper copy, please call 800 842-2733, extension 5509, and we will send it to you. Under certain circumstances where we are legally required to deliver a prospectus to you, we cannot send you a prospectus electronically unless you've consented.

HOUSEHOLDING

         To lower costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the Account's prospectus, prospectus supplements or any other required documents to your household, even if more than one participant lives there. If you would prefer to continue receiving your own copy of any of these documents, you may call us toll-free at 800 842-2733, extension 5509, or write us.

MISCELLANEOUS POLICIES

         IF YOU'RE MARRIED: If you're married, you may be required by law or your employer's plan to get advance written consent from your spouse before we make certain transactions for you. If you're married at your annuity starting date, you may also be required by law or your employer's plan to choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing. There are limited exceptions to the waiver requirement.

         TEXAS OPTIONAL RETIREMENT PROGRAM RESTRICTIONS: If you're in the Texas Optional Retirement Program, you or your beneficiary can redeem some or all of your accumulation only if you retire, die, or leave your job in the state's public institutions of higher education.

         ASSIGNING YOUR CONTRACT: Generally, neither you nor your beneficiaries can assign your ownership of a TIAA retirement contract to anyone else.

         OVERPAYMENT OF PREMIUMS: If your employer mistakenly sends more premiums on your behalf than you're entitled to under your employer's retirement plan or the Internal Revenue Code, we'll refund them to your employer as long as we're requested to do so (in writing) before you start receiving annuity income. Any time there's a question about premium refunds, TIAA will rely on information from your employer. If you've withdrawn or transferred the amounts involved from your accumulation, we won't refund them.

         ERRORS OR OMISSIONS: We reserve the right to correct any errors or omissions on any form, report, or statement that we send you.

         PAYMENT TO AN ESTATE, GUARDIAN, TRUSTEE, ETC.: We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

         BENEFITS BASED ON INCORRECT INFORMATION: If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If the Account has overpaid or underpaid, appropriate adjustments will be made.

         PROOF OF SURVIVAL: We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If we have not received this proof after we request it in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.


DISTRIBUTOR

         The annuity contracts are offered continuously by TIAA-CREF Individual & Institutional Services, Inc. (Services), which is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. (NASD). Teachers Personal Investors Services, Inc. (TPIS), which is also registered with the SEC and is a member of the NASD, may participate in the distribution of the contracts on a limited basis. Services and TPIS are direct or indirect subsidiaries of TIAA. As already noted, distribution costs are covered by a deduction from the assets of the Account; no commissions are paid for distributing the contracts. Anyone distributing the contracts must be a registered representative of Services or TPIS, whose main offices are both at 730 Third Avenue, New York, NY 10017-3206.


STATE REGULATION

         TIAA, the Real Estate Account, and the contracts are subject to regulation by the New York Insurance Department (NYID) as well as by the insurance regulatory authorities of certain other states and jurisdictions.

         TIAA and the Real Estate Account must file with the NYID both quarterly and annual statements. The Account's books and assets are subject to review and examination by the NYID at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.


LEGAL MATTERS

         All matters involving state law and relating to the contracts, including TIAA's right to issue the contracts, have been passed upon by Charles
H. Stamm, Executive Vice President and General Counsel of TIAA. Sutherland Asbill & Brennan LLP, Washington, D.C., have passed upon legal matters relating to the federal securities laws.

EXPERTS

         Ernst & Young LLP, independent auditors, have audited our (i) consolidated financial statements and financial statement schedule at December 31, 2000 and 1999 and for each of the years in the period ended, December 31, 2000 (ii) statement of revenues and certain expenses of 1801 K Street, N.W. for the year ended December 31, 1999, and (iii) statement of revenues and certain expenses of Morris Corporate Center III for the year ended December 31, 1999, as set forth in their reports. We've included these financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.



ADDITIONAL INFORMATION

INFORMATION AVAILABLE AT THE SEC

         The Account has filed with the SEC a registration statement under the Securities Act of 1933 which contains this prospectus and additional information related to the offering described in this prospectus. The Account also files annual, quarterly, and current reports, along with other information, with the SEC, as required by the Securities Exchange Act of 1934. You may read and copy the full registration statement, and any reports and information filed with the SEC for the Account, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. This information can also be obtained through the SEC's website on the Internet (http://www.sec.gov).

OTHER REPORTS TO PARTICIPANTS

         TIAA will mail to each participant in the Real Estate Account periodic reports providing information relating to their accumulations in the Account, including premiums paid, number and value of accumulations, and withdrawals or transfers during the period, as well as such other information as may be required by applicable law or regulations.

         Further information may be obtained from TIAA at 730 Third Avenue, New York, NY 10017- 3206.

FINANCIAL STATEMENTS

         The consolidated financial statements of the TIAA Real Estate Account, financial statements of certain properties purchased by the Account and condensed unaudited financial statements of TIAA follow. The full audited financial statements of TIAA, which are incorporated into this prospectus by reference, are available upon request by calling 800 842-2733 extension 5509.

         The financial statements of TIAA should be distinguished from the consolidated financial statements of the Real Estate Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Real Estate Account.

INDEX TO FINANCIAL STATEMENTS
                                                                                       PAGE
TIAA REAL ESTATE ACCOUNT
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
         Report of Management Responsibility............................................F-
         Report of Audit Committee......................................................F-
         Report of Independent Auditors.................................................F-
         Consolidated Statements of Assets and Liabilities..............................F-
         Consolidated Statements of Operations..........................................F-
         Consolidated Statements of Changes in Net Assets...............................F-
         Consolidated Statements of Cash Flows..........................................F-
         Notes to Consolidated Financial Statements.....................................F-
         Consolidated Statement of Investments..........................................F-

PROFORMA CONDENSED FINANCIAL STATEMENTS:
         Proforma Condensed Statement of Assets and Liabilities.........................F-
         Proforma Condensed Statement of Operations.....................................F-
         Notes to Proforma Condensed Financial Statements...............................F-

1801 K STREET, N.W.:
         Report of Independent Auditors ................................................F-
         Statement of Revenues and Certain Expenses.....................................F-
         Notes to Statement of Revenues and Certain Expenses............................F-

MORRIS CORPORATE CENTER III:
         Report of Independent Auditors ................................................F-
         Statement of Revenues and Certain Expenses.....................................F-
         Notes to Statement of Revenues and Certain Expenses............................F-

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
         Condensed Unaudited Statutory-Basis Financial Statements.......................F-
         Supplemental Information to Condensed Unaudited Statutory-Basis Financial
              Statements................................................................F-



[FINANCIALS TO BE FILED BY AMENDMENT]

APPENDIX A--MANAGEMENT OF TIAA

         The Real Estate Account has no officers or directors. The Trustees and principal executive officers of TIAA, and their principal occupations during the last five years, are as follows:


TRUSTEES
--------
DAVID ALEXANDER, 68
President Emeritus, Pomona College. Formerly, Trustees' Professor, Pomona
College and American Secretary, Rhodes Scholarship Trust.

MARCUS ALEXIS, 69.
Board of Trustees Professor of Economics and Professor of Management and
Strategy, J.L. Kellogg Graduate School of Management, Northwestern University.

WILLARD T. CARLETON, 66.
Donald R. Diamond Professor of Finance, College of Business and Public
Administration, University of Arizona.

ROBERT C. CLARK, 57.
Dean and Royall Professor of Law, Harvard Law School, Harvard University.

ESTELLE A. FISHBEIN, 66.
Vice President and General Counsel, The Johns Hopkins University.

FREDERICK R. FORD, 64.
Executive Vice President and Treasurer Emeritus, Purdue University. Formerly,
Executive Vice President and Treasurer, Purdue University.

RUTH SIMMS HAMILTON, 63.
Professor, Department of Sociology, and Director, African Diaspora Research
Project, Michigan State University.

ROCHELLE B. LAZARUS, 53.
Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide. Formerly,
President and Chief Operating Officer, Ogilvy & Mather Worldwide.

ROBERT M. O'NEIL, 66.
Professor of Law, University of Virginia and Director, The Thomas Jefferson
Center for the Protection of Free Expression.

LEONARD S. SIMON, 64.
Vice Chairman, Charter One Financial Inc. Formerly, Chairman, President and
Chief Executive Officer, RCSB Financial, Inc. and Chairman and Chief Executive
Officer, The Rochester Community Savings Bank.


A-1


RONALD L. THOMPSON, 51.
Chairman and Chief Executive Officer, Midwest Stamping Co.

PAUL R. TREGURTHA, 65.
Chairman and Chief Executive Officer, Mormac Marine Group, Inc. and Moran
Transportation Company, Inc.; Chairman, Meridian Aggregates, L.P.; Vice
Chairman, The Interlake Steamship Company and Lakes Shipping Company.

WILLIAM H. WALTRIP, 63.
Chairman, Technology Solutions Company. Formerly, Chairman and Chief Executive
Officer, Bausch & Lomb Inc.

ROSALIE J. WOLF, 59.
Managing Director, Laurel Management, L.L.C. Formerly, Treasurer and Chief
Investment Officer, The Rockefeller Foundation.

OFFICER-TRUSTEES
----------------

JOHN H. BIGGS, 64.
Chairman, President and Chief Executive Officer, TIAA and CREF.

MARTIN L. LEIBOWITZ, 64.
Vice Chairman and Chief Investment Officer, TIAA and CREF.

OTHER OFFICERS
--------------

RICHARD J. ADAMSKI, 58.
Vice President and Treasurer, TIAA and CREF.

RICHARD L. GIBBS, 54.
Executive Vice President, Finance and Planning, TIAA and CREF.

E. LAVERNE JONES, 52
Vice President and Corporate Secretary, TIAA and CREF.

APPENDIX B--GLOSSARY

          ACCUMULATION: The total value of your accumulation units in the Real Estate Account.

          ACCUMULATION PERIOD: The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

          ACCUMULATION UNIT: A share of participation in the Real Estate Account for someone in the accumulation period. The Account's accumulation unit value changes daily.

          ANNUITY UNIT: A measure used to calculate the amount of annuity payments due a participant.

          BENEFICIARY: Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before the guaranteed period of your annuity ends.

          BUSINESS DAY: Any day the New York Stock Exchange (NYSE) is open for trading. A business day ends at 4 p.m. eastern time, or when trading closes on the NYSE, if earlier.

          CALENDAR DAY: Any day of the year. Calendar days end at the same time as business days.

          COMMUTED VALUE: The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is adjusted for investment gains or losses since the annuity unit value was last calculated.

          ELIGIBLE INSTITUTION: A public or private institution in the United States that is nonproprietary and nonprofit, and whose main purpose is to offer instruction, conduct research, or serve and support education or research, or perform ancillary functions for such institutions.

          ERISA: The Employee Retirement Income Security Act of 1974, as amended.

          GENERAL ACCOUNT: All of TIAA's assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

          INCOME CHANGE METHOD: The method under which you choose to have your annuity payments revalued. Under the annual income change method, your payments are revalued once each year. Under the monthly income change method, your payments are revalued every month

          SEPARATE ACCOUNT: An investment account legally separated from the general assets of TIAA, whose income and investment gains and losses are credited to or charged against its own assets, without regard to TIAA's other income, gains or losses.

          VALUATION DAY: Any day the NYSE is open for trading, as well as the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Account are principally traded. Valuation days that aren't business days will end at 4 p.m. eastern time.

          VALUATION PERIOD: The time from the end of one valuation day to the end of the next.

HOW TO REACH US


OUR ADDRESS
Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, NY 10017-3206

Send all notices, forms, requests, or payments to this address only.


TIAA-CREF WEB CENTER (INTERNET)
www.tiaa-cref.org
24 HOURS A DAY/SEVEN DAYS A WEEK


Obtain general information (including Real Estate Account performance) about TIAA-CREF; use the account access feature to view personal account information, reallocate premiums and transfer funds among TIAA and CREF investment options, or to ask us questions.


AUTOMATED TELEPHONE SERVICE
800 842-2252
24 HOURS A DAY/SEVEN DAYS A WEEK

Change your allocation; transfer accumulations; get your accumulation unit values; get TIAA and CREF performance (provided you've received a Real Estate Account prospectus); confirm last premium paid.

TELEPHONE COUNSELING CENTER
800 842-2776
8 A.M. TO 11 P.M. ET MONDAY-FRIDAY

Speak to a consultant about retirement savings and planning; quarterly and annuity benefits reports; receiving annuity payments and annuity income options; tax reports.

IRA ENROLLMENT HOTLINE
800 842-2888

Speak with a service agent about our IRA products.

WE CAN SUSPEND OR TERMINATE YOUR ABILITY TO TRANSACT BY TELEPHONE, OVER THE INTERNET OR BY FAX AT ANY TIME, FOR ANY REASON.

REPROS-5/01                                            Printed on recycled paper

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SEC Registration Fees                       $1,515,152
         Costs of printing and engraving             $  500,000*
         Legal fees                                  $   10,000*
         Accounting fees                             $   10,000*
                                                     -----------

               TOTAL                                 $1,565,152*

-----------------
* - Approximate

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Trustees, officers, and employees of TIAA may be indemnified against liabilities and expenses incurred in such capacity pursuant to Article Six of TIAA's bylaws (see Exhibit 3(B)). Article Six provides that, to the extent permitted by law, TIAA will indemnify any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a trustee, officer, or employee of TIAA or, while a trustee, officer, or employee of TIAA, served any other organization in any capacity at TIAA's request. To the extent permitted by law, such indemnification could include judgments, fines, amounts paid in settlement, and expenses, including attorney's fees. TIAA has in effect an insurance policy that will indemnify its trustees, officers, and employees for liabilities arising from certain forms of conduct.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers, or employees of TIAA, pursuant to the foregoing provision or otherwise, TIAA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a trustee, officer, or employee in the successful defense of any action, suit or proceeding) is asserted by a trustee, officer, or employee in connection with the securities being registered, TIAA will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)       EXHIBITS

         (1) Distribution and Administrative Services Agreement by and between TIAA and TIAA-CREF Individual & Institutional Services, Inc. (as amended)(1)

         (3)      (A)      Charter of TIAA (as amended)(2)
                  (B)      Bylaws of TIAA (as amended)(3)

         (4)      (A)      Forms of RA, GRA, GSRA, SRA, IRA Real Estate Account
                           Contract Endorsements(2) and Keogh Contract(1)
                  (B)      Forms of Income-Paying Contracts(2)

         (5)      Opinion and Consent of Charles H. Stamm, Esquire(4)

         (10)     (A)      Independent Fiduciary Agreement by and among TIAA,
                           the Registrant, and The Townsend Group(1)

                  (B) Custodial Services Agreement by and between TIAA and Morgan Guaranty Trust Company of New York with respect to the Real Estate Account(2)

         (23)     (A)      Opinion and Consent of Charles H. Stamm, Esquire
                           (filed as Exhibit 5)
                  (B)      Consent of Sutherland Asbill & Brennan LLP(4)
                  (C)      Consent of Ernst & Young LLP(4)

         (27) Financial Data Schedule of the Account's Financial Statements for the year ended December 31, 2000(4)

(1) - Previously filed and incorporated herein by reference to Post-Effective Amendment No. 6 to this registration statement, filed April 26, 2000.

(2)- Previously filed and incorporated herein by reference to Post-Effective Amendment No. 2 to the Account's previous Registration Statement on Form S-1 filed April 30, 1996 (File No. 33- 92990).

(3) - Previously filed and incorporated herein by reference to the Account's Form 10-Q Quarterly Report for the period ended September 30, 1997, filed November 13, 1997 (File No. 33-92990).

(4) - To be filed by amendment.

(b)   FINANCIAL STATEMENT SCHEDULES

         Schedule III -- Real Estate Owned

         All other Schedules have been omitted because they are not required under the related instructions or are inapplicable.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide the full financial statements of TIAA promptly upon written or oral request.

         Following are the full audited financial statements of TIAA. (To be filed by amendment)

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the registrant, TIAA Real Estate Account, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 8th day of March, 2001.

                             TIAA REAL ESTATE ACCOUNT

                                      By: TEACHERS INSURANCE AND ANNUITY
                                              ASSOCIATION OF AMERICA

                                      By:   /s/ Lisa Snow
                                          -------------------------------
                                               Lisa Snow
                                               Vice President and
                                               Chief Counsel, Corporate Law



                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, trustees and officers of Teachers Insurance and Annuity Association of America, in the capacities and on the dates indicated.


SIGNATURE                           TITLE                                            DATE
---------                           -----                                            ----
 /s/ John H. Biggs                  Chairman of the Board, President and Chief       3/8/01
-------------------------------     Executive Officer (Principal Executive
John H. Biggs                       Officer) and Trustee


 /s/ Martin L. Leibowitz            Vice Chairman, Chief Investment Officer          3/8/01
-------------------------------     and Trustee
Martin L. Leibowitz


 /s/ Richard L. Gibbs               Executive Vice President (Principal              3/8/01
-------------------------------     Financial and Accounting Officer)
Richard L. Gibbs

SIGNATURE OF TRUSTEE                         DATE            SIGNATURE OF TRUSTEE                        DATE
--------------------                         ----            --------------------                        ----
 /s/ David Alexander                         3/8/01
------------------------------------                         ------------------------------------
David Alexander                                              Rochelle B. Lazarus

 /s/ Marcus Alexis                           3/8/01           /s/ Robert M. O'Neil                       3/8/01
------------------------------------                         ------------------------------------
Marcus Alexis                                                Robert M. O'Neil

 /s/ Willard T. Carleton                     3/8/01           /s/ Leonard S. Simon                       3/8/01
------------------------------------                         ------------------------------------
Willard T. Carleton                                          Leonard S. Simon

 /s/ Robert C. Clark                         3/8/01
------------------------------------                         ------------------------------------
Robert C. Clark                                              Ronald L. Thompson

 /s/ Estelle A. Fishbein                     3/8/01           /s/ Paul R. Tregurtha                      3/8/01
------------------------------------                         ------------------------------------
Estelle A. Fishbein                                          Paul R. Tregurtha

 /s/ Frederick R. Ford                       3/8/01           /s/ William H. Waltrip                     3/8/01
------------------------------------                         ------------------------------------
Fredeerick R. Ford                                           William H. Waltrip

 /s/ Ruth Simms Hamilton                     3/8/01
------------------------------------                         ------------------------------------
Ruth Simms Hamilton                                          Rosalie J. Wolf